SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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IHS INC.
(Name of Registrant as Specified in Its Charter)
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IHS INC.
15 Inverness Way East
Englewood, Colorado 80112
www.ihs.com
February 25, 2015
Dear IHS Stockholder:
We are pleased to invite you to attend our 2015 Annual Meeting of Stockholders. The Annual Meeting will be held at 10:00 a.m. Mountain Daylight Time, on Wednesday, April 8, 2015, at the IHS Corporate Headquarters, 15 Inverness Way East, Englewood, Colorado 80112.
Whether or not you attend the Annual Meeting, it is important that you participate. We value the vote of every stockholder. Please review the enclosed Proxy Card carefully to understand how you may vote by proxy. If you choose to cast your vote in writing, please sign and return your proxy promptly. For Proxy Cards delivered in hard copy, a return envelope, requiring no postage if mailed in the United States, is enclosed. For your convenience, we have also arranged to allow you to submit your proxy telephonically. If your shares are held in the name of a bank or broker, voting by mail, telephone or Internet will depend on the processes of the bank or broker, and you should follow the instructions you receive from your bank or broker.
If you want to attend the Annual Meeting in person, please let us know in advance. Each stockholder of record has the opportunity to vote in person at the Annual Meeting. If your shares are not registered in your name (for instance, if you hold shares through a broker, bank, or other institution), please advise the stockholder of record that you wish to attend; that firm will then provide you with evidence of ownership that will be required for admission to the Annual Meeting. Let us know if we can explain any of these matters or otherwise help you with voting or attending our Annual Meeting.
Remember that your shares cannot be voted unless you submit your proxy or attend the Annual Meeting in person. Your participation is important to all of us at IHS, so please review these materials carefully and cast your vote.
We look forward to hearing from you or seeing you at the Annual Meeting.

Sincerely,

Stephen Green Executive Vice President, Legal and Corporate Secretary

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Wednesday, April 8, 2015

To Our Stockholders:
IHS Inc. will hold its Annual Meeting of Stockholders (the "Annual Meeting") at 10:00 a.m. Mountain Daylight Time, on Wednesday, April 8, 2015, at the IHS Corporate Headquarters, 15 Inverness Way East, Englewood, Colorado 80112
We are holding this Annual Meeting to allow our stockholders to vote on several key topics:

—	to elect three directors to serve until the 2018 Annual Meeting or until their successors are duly elected and qualified;

—	to ratify the appointment of Ernst & Young LLP as our independent registered public accountants;

—	to approve, on an advisory, non-binding basis, the compensation of our named executive officers; and

—	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.
Only stockholders of record at the close of business on February 13, 2015 (the “Record Date”) are entitled to notice of, and to vote, at the Annual Meeting and any adjournments or postponements of the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for stockholders to review for purposes relevant to the meeting. To arrange to review that list contact:
IHS Inc., Attn: Corporate Secretary, 15 Inverness Way East, Englewood, Colorado 80112
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 8, 2015: The Proxy Statement and our Annual Report on Form 10-K ("Annual Report") for the year ended November 30, 2014 are available at http://investor.ihs.com.

We will deliver a copy of the Proxy Statement and our Annual Report free of charge if a stockholder sends a request to the Corporate Secretary, IHS Inc., 15 Inverness Way East, Englewood, Colorado 80112 or calls 303-790-0600.
It is important that your shares are represented at this Annual Meeting.
Even if you plan to attend the Annual Meeting in person, we hope that you will promptly vote and submit your proxy by dating, signing, and returning the enclosed Proxy Card by mail, or by voting by telephone, or, if you hold your shares in the name of a bank or broker, by following the instructions you receive from your bank or broker.
Casting a vote by proxy will not limit your rights to attend or vote at the Annual Meeting.

By Order of the Board of Directors,

Stephen Green Executive Vice President, Legal and Corporate Secretary

February 25, 2015

IHS INC.
PROXY STATEMENT

Information Concerning Voting and Proxy Solicitation

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of IHS Inc., a Delaware corporation, of proxies for the 2015 Annual Meeting of Stockholders and any adjournments or postponements thereof. The Annual Meeting will be held at 10:00 a.m. Mountain Daylight Time, on Wednesday, April 8, 2015, at the IHS Corporate Headquarters, 15 Inverness Way East, Englewood, Colorado 80112.
This Proxy Statement, the Annual Report on Form 10-K for the year end November 30, 2014 (the "Annual Report"), and the accompanying form of Proxy Card are being first sent to stockholders on or about February 25, 2015. While we are mailing the full set of proxy materials to all of our record holders, with respect to beneficial owners whose shares are held in the name of a bank or broker, we are only providing notice and electronic access to our proxy materials.  The notice to such beneficial owners will be mailed on or about February 25, 2015. The notice contains instructions regarding how to access and review our proxy materials over the Internet. The notice also provides instructions regarding how to submit a proxy over the Internet. We believe that this process allows us to provide stockholders with important information in a timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. Beneficial owners who receive such notice may request a printed copy of our proxy materials without charge by contacting our Corporate Secretary no later than April 1, 2015, at IHS Inc., 15 Inverness Way East, Englewood, Colorado 80112 or by calling 303-790-0600.

References in this Proxy Statement to “we,” “us,” “our,” “the Company,” and “IHS” refer to IHS Inc. and our consolidated subsidiaries.

Appointment of Proxy Holders

The Board of Directors of IHS (the “Board of Directors” or "Board") asks you to appoint the following individuals as your proxy holders to vote your shares at the 2015 Annual Meeting of Stockholders:

Scott Key, President and Chief Executive Officer;
Todd Hyatt, Executive Vice President and Chief Financial Officer; and
Stephen Green, Executive Vice President, Legal and Corporate Secretary

You may make this appointment by using one of the methods described below. If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by the Board.

Unless you otherwise indicate on the Proxy Card, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this Proxy Statement was printed and that, under our Bylaws, may be properly presented for action at the Annual Meeting.

Who Can Vote

Only stockholders who owned shares of our Class A common stock at the close of business on February 13, 2015—the “Record Date" for the Annual Meeting—can vote at the Annual Meeting.

Each holder of our Class A common stock is entitled to one vote for each share held as of the Record Date. As of the close of business on the Record Date, we had 68,782,864 shares of Class A common stock outstanding and entitled to vote.

There is no cumulative voting in the election of directors.

How You Can Vote

You may vote your shares at the Annual Meeting either in person, by mail or telephonically, as described below.  If your shares are held in the name of a bank or broker, voting by mail, telephone or Internet will depend on the processes of the bank or broker, and you should follow the voting instructions on the form you receive from your bank or broker.

Voting by Telephone. Stockholders of record entitled to vote at the Annual Meeting can simplify their voting and reduce the Company's cost by voting their shares via telephone. The telephone voting procedures are designed to authenticate stockholders' identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. Stockholders who elect to vote over the telephone may incur telecommunication costs for which the stockholder is solely responsible. The telephonic voting facilities for stockholders of record will close at 11:59 p.m. Eastern Daylight Time the day before the Annual Meeting.

Voting by Mail. Stockholders of record may vote by signing, dating, and returning the Proxy Card in the enclosed postage-prepaid return envelope.  Carefully review and follow the instructions on the enclosed Proxy Card.  The shares represented will be voted in accordance with the directions in the Proxy Card.  The Proxy Card must be received by us no later than the close of business on April 7, 2015.

Voting at the Annual Meeting. Voting by proxy will not limit your right to vote at the Annual Meeting if you decide to attend in person. The Board recommends that you vote by proxy, as it is not practical for most stockholders to attend the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to attend and vote in person at the Annual Meeting.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Corporate Secretary prior to the Annual Meeting; or

•	by submitting another proxy—properly executed and delivered—on a later date, but prior to the Annual Meeting.

Quorum

A quorum, which is a majority of the outstanding shares entitled to vote as of the Record Date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on any given proposal. “Broker non-votes” (see below) will be counted as shares of stock that are present for the purpose of determining the presence of a quorum but will have no effect with respect to any matter for which a broker does not have authority to vote.
Required Vote
With respect to Proposal 1, our directors are elected by a majority of the votes cast in favor of their election. A majority of the votes cast means that the number of votes cast “for” a director's election exceeds the number of votes cast “against” that director's election, with abstentions and “broker non-votes” not counted as a vote cast either for or against that director.  However, in the event of a contested election, our directors will be elected by a plurality vote, which means that the three nominees receiving the most affirmative votes will be elected.
Each of the following proposals will be approved if it receives the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote:
Proposal 2, the ratification of our independent auditors; and
Proposal 3, the advisory vote on executive compensation.
With respect to Proposals 2 and 3, abstentions will not be counted as votes cast on these proposals and will have the effect of a vote against such proposals.

Please note that under current New York Stock Exchange ("NYSE") rules, brokers may no longer vote your shares on certain “non-routine” matters without your voting instructions. Accordingly, if you do not provide your broker or other nominee with instructions on how to vote your shares, it will be considered a “broker non-vote” and your broker or nominee will not be permitted to vote those shares on the election of directors (Proposal 1) or the advisory vote on executive compensation (Proposal 3). Your broker or nominee will be entitled to cast broker non-votes on the ratification of independent auditors (Proposal 2).
We encourage you to provide instructions to your broker regarding the voting of your shares.

Solicitation of Proxies

We pay the cost of printing and mailing the Notice of Annual Meeting, the Annual Report, and all proxy and voting materials. Our directors, officers, and other employees may participate in the solicitation of proxies by personal interview, telephone, or e-mail. No additional compensation will be paid to these persons for solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Other Matters

Multiple IHS stockholders who share an address may receive only one copy of this Proxy Statement and the Annual Report, unless the stockholder gives instructions to the contrary. We will deliver promptly a separate copy of this Proxy Statement and the Annual Report to any IHS stockholder who resides at a shared address and to which a single copy of the documents was delivered if the stockholder makes a request by contacting:

Corporate Secretary, IHS Inc., 15 Inverness Way East, Englewood, Colorado 80112
by telephone: 303-790-0600

Multiple stockholders who share a single address and who receive multiple copies of the Proxy Statement and the Annual Report and who wish to receive a single copy of each at that address in the future will need to contact their bank, broker, or other nominee.

Important Reminder
Please promptly vote and submit your proxy in writing or by telephone, or if you hold your shares through a bank or broker, as instructed by your bank or broker.
To submit a written vote, you may sign, date, and return the enclosed Proxy Card in the postage-prepaid return envelope. To vote telephonically, follow the instructions provided on the Proxy Card.
Voting by proxy will not limit your rights to attend or vote at the Annual Meeting.

Proposal 1: Election of Directors
Directors and Nominees
Pursuant to the authority granted to the Board by the Company's Amended and Restated By-Laws, the Board has determined that it be composed of nine directors, divided into three classes. Directors are elected for three-year terms and one class is elected at each Annual Meeting.
Three directors are to be elected at the 2015 Annual Meeting. These directors will hold office until the Annual Meeting in 2018, or until their respective successors have been elected and qualified. Each director nominee set forth below has consented to being named in this Proxy Statement as a nominee for election as director and has agreed to serve as a director if elected. In the event that any of the nominees should become unavailable prior to the Annual Meeting, proxies in the enclosed form will be voted for a substitute nominee or nominees designated by the Board, or the Board may reduce the number of directors to constitute the entire Board, in its discretion.
If an incumbent director nominee fails to receive a majority of the votes cast in an election that is not a contested election, such director is required to immediately tender his or her resignation and such resignation will be effective only if and when accepted by the Board, in the Board's discretion. If the Board accepts such a resignation, the remaining members of the Board may fill the resulting vacancy or decrease the size of the Board.
2015 NOMINEES FOR DIRECTOR
For more information about each director nominee, our continuing directors, and the operation of our Board, see "Business Experience and Qualification of Board Members" below.

Name	Age	Director Since	Position with Company
Ruann F. Ernst	68	2006	Director
Christoph von Grolman	55	2007	Director
Richard W. Roedel	65	2004	Director
Vote Required and Recommendation
In an uncontested election, directors are elected by a majority of the votes cast in favor of their election. A majority of the votes cast means that the number of votes cast “for” a director's election exceeds the number of votes cast “against” that director's election, with abstentions and “broker non-votes” not counted as a vote cast either for or against that director.  However, in the event of a contested election, our directors would be elected by a plurality vote, which means that the three nominees receiving the most affirmative votes would be elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES

Proposal 2: Ratification of the Appointment of Independent Registered Public Accountants

Proposed Ratification

The Audit Committee of the Board (the “Audit Committee”), which is composed entirely of independent directors, has selected Ernst & Young LLP as the independent registered public accountants to audit our books, records, and accounts and those of our subsidiaries for the fiscal year 2015. The Board has endorsed this appointment. Ratification of the selection of Ernst & Young LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may, in their discretion, retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such change would be in the best interests of IHS and its stockholders.

Ernst & Young LLP previously audited our consolidated financial statements during the 14 fiscal years ended November 30, 2014. Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate stockholder questions.

Audit, Audit-Related, and Tax Fees

In connection with the audit of the 2014 financial statements, IHS entered into an engagement agreement with Ernst & Young LLP that set forth the terms by which Ernst & Young LLP performed audit services for IHS. Aggregate fees for professional services rendered for us by Ernst & Young LLP for the years ended November 30, 2014 and 2013 respectively, were as follows:

	2014	2013
	(in thousands)
Audit Fees	$2,601	$2,251
Audit-Related Fees	269	403
Tax Fees	16	52
All Other Fees	—	—
Total	$2,886	$2,706

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our consolidated financial statements, the statutory audit of our subsidiaries, the review of our interim consolidated financial statements, and other services provided in connection with statutory and regulatory filings.

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under “Audit Fees.” These services may include employee benefit plan audits, auditing work on proposed transactions, attestation services that are not required by regulation or statute, and consultations regarding financial accounting or reporting standards. For 2014, audit-related fees included approximately $175,000 for professional services rendered related to a private placement of senior notes and a registered equity offering pursuant to our obligations under the Registration Rights Agreement with Conscientia Investments Limited described in "Certain Relationships and Related Transactions—Registration Rights Agreement" in this Proxy Statement. For 2013, audit-related fees included approximately $300,000 for professional services rendered related to acquisitions.

Tax Fees. Tax fees consist of tax compliance consultations, preparation of tax reports, and other tax services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services by Ernst & Young LLP. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by Ernst & Young LLP and the estimated fees related to these services.

During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the registered public accountants. The services and fees must be deemed compatible with the maintenance of such accountants' independence, including compliance with rules and regulations of the U.S. Securities and Exchange Commission (the "SEC" or the “Commission”) and the NYSE. The Audit Committee does not delegate its responsibilities to pre-approve services performed by Ernst & Young LLP to management or to any individual member of the Audit Committee. Throughout the year, the Audit Committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Vote Required and Recommendation

Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” this Proposal 2 regarding the ratification of Ernst & Young LLP as our independent registered public accountants. In the event ratification is not obtained, the Audit Committee will review its future selection of our independent registered public accountants.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Proposal 3: Advisory Vote to Approve Executive Compensation

With this proposal, we are providing stockholders an opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers (sometimes referred to herein as "NEOs") as disclosed in this Proxy Statement. In accordance with Section 14A of the Securities Exchange Act of 1934 (the Exchange Act"), as voted upon by our stockholders, and as approved by our Board of Directors, we are holding this advisory vote on an annual basis.

As described in detail under the heading "Compensation Discussion and Analysis,” our executive compensation programs are designed to (i) align executive compensation with key stakeholder interests; (ii) attract, retain, and motivate highly qualified executive talent; and (iii) provide appropriate rewards for the achievement of business objectives and growth in stockholder value. Under these programs, our named executive officers are rewarded for the achievement of specific individual and corporate goals, with an emphasis on creating overall stockholder value.

Please read the “Compensation Discussion and Analysis” section for additional details about our executive compensation programs, including information about the fiscal year 2014 compensation of our NEOs. We would like to specifically point out the following highlights:

•
Through the awards of our performance-based restricted stock units, we have tied our NEO compensation opportunity directly to the value of our stock. We have emphasized long-term performance with performance-based awards that focus on three-year performance objectives and strong holding requirements. Our NEOs are required to retain IHS stock equal to three to five times the value of their annual salaries. Unvested stock awards do not count toward their respective holding requirements.

•
In new employment agreements, we do not provide for severance protection for voluntary termination of employment nor do we provide entitlement to tax gross-ups with respect to the excise tax liability under Internal Revenue Code Section 4999 related to any Section 280G excess parachute payment.

•
The independent compensation consultant retained by the Human Resources Committee of the Board of Directors (the "Human Resources Committee") is prohibited from doing any unrelated work for the Company.

•
In 2014, we adopted an incentive recoupment (clawback) policy and a hedging and pledging policy for our NEOs. Under the clawback policy, we may recover certain incentive-based compensation from any current or former executive officer who receives such compensation with respect to any year during the three-year period preceding a triggering event (including, among other things, an accounting restatement due to material noncompliance with financial reporting requirements). Under our hedging and pledging policy, directors and executive officers are prohibited from purchasing or using financial instruments that are designed to hedge, offset, or profit from any decrease in the market value of IHS’ common stock and we placed significant restrictions on our directors' and executive officers' ability to pledge their shares of IHS common stock.

•	In 2014, we amended our Long Term Incentive Plan to prohibit the cash buy-out of underwater options.

•	We do not provide excessive perquisites nor do we provide for guaranteed bonuses or salary increases.
The Human Resources Committee continually reviews the compensation programs for our NEOs to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders' interests and current market practices. We are asking our stockholders to indicate their support for our named executive officer compensation program and practices as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to approve the compensation policies and practices of our NEOs as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Commission (which includes the “Compensation Discussion and Analysis,” the compensation tables, and related material).

Vote Required and Recommendation
The say-on-pay vote is advisory and therefore not binding on the Company, the Human Resources Committee, or our Board. Our Board and our Human Resources Committee value the opinions of our stockholders and, to the extent there is a significant vote against the named executive officer compensation policies and practices as disclosed in this Proxy Statement, we will consider our stockholders' concerns and the Human Resources Committee will evaluate whether any actions are necessary to address those concerns.

Unless you instruct us to the contrary, proxies will be voted “FOR” this Proposal 3 regarding named executive officer compensation policies and practices, as described in “Compensation Discussion and Analysis” below, and the other related tables and disclosures in this Proxy Statement.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE
OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT
TO THE COMPENSATION DISCLOSURE RULES OF THE COMMISSION

Corporate Governance and Board of Directors

Board Leadership Structure

The Board of Directors of IHS believes strongly in the value of an independent board of directors to provide effective oversight of management. Of the nine members of our Board of Directors, seven are independent. This includes all members of the key board committees: the Audit Committee, the Human Resources Committee, the Nominating and Corporate Governance Committee, and the Risk Committee. The independent members of the Board of Directors meet regularly without management, which meetings are chaired by the Lead Independent Director, whose role is described further below.

The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and Chief Executive Officer ("CEO") in any way that it deems to be in the best interests of the Company. Jerre Stead served as Chairman of the Board and CEO until May 31, 2013 and became Executive Chairman effective on June 1, 2013 when Scott Key assumed the role of President and CEO. Effective on June 1, 2014, Mr. Stead transitioned to Chairman of the Board in a nonexecutive role. As Chairman of the Board, Mr. Stead presides over meetings of our Board. The Board feels that this governance structure is optimal because it enables us to gain the benefits of the continued leadership and other contributions from Mr. Stead in a nonexecutive capacity.

IHS has established a Lead Independent Director role with broad authority and responsibility. During 2014, C. Michael Armstrong served as our Lead Independent Director until his retirement on April 9, 2014. The Board elected Brian H. Hall to serve as our Lead Independent Director beginning immediately thereafter. The Lead Independent Director's responsibilities include:

•	scheduling meetings of the independent directors;

•	chairing the separate meetings of the independent directors;

•	serving as principal liaison between the independent directors, the Chairman, and the President and CEO on sensitive issues;

•	communicating from time to time with the Chairman and the President and CEO, and disseminating information among the Board of Directors as appropriate;

•	providing leadership to the Board of Directors if circumstances arise in which the role of the Chairman may be, or may be perceived to be, in conflict;

•	reviewing the agenda and schedule for Board of Directors meetings and executive sessions and adding topics to the agenda as appropriate;

•	reviewing the quality, quantity, and timeliness of information to be provided to the Board;

•	being available, as appropriate, for communication with stockholders; and

•	presiding over the annual self-evaluation of the Board of Directors.

The Board believes that these responsibilities appropriately and effectively complement the Board leadership structure of IHS.

The Role of the Board of Directors in Risk Oversight

We believe that risk is inherent in innovation and the pursuit of long-term growth opportunities. Management at IHS is responsible for day-to-day risk management activities. The Company has formed a management risk committee to supervise these day-to-day risk management efforts, including identifying potential material risks and appropriate and reasonable risk mitigation efforts. The Board of Directors, acting directly and through its committees, is responsible for the oversight of the Company's risk management. With the oversight of the Board, IHS has implemented practices and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase stockholder value. Each of the Board's four committees—Risk, Audit, Human Resources, and Nominating and Corporate Governance—has a role in assisting the Board in its oversight of the Company's risk management, as set forth in the relevant committee charters.

The Board's Risk Committee brings additional Board-level focus to the oversight of the Company's management of key risks, as well as the Company's policies and processes for monitoring and mitigating such risks. The Risk Committee meets not less frequently than quarterly. The Chair of the Risk Committee gives regular reports of the Risk Committee's meetings and activities to the Audit Committee in order to keep the Audit Committee informed of the Company's guidelines, policies and practices with respect to risk assessment and risk management; and each committee reports regularly to the full Board of Directors on its activities.

In addition, the Board of Directors participates in regular discussions among the Board and with IHS senior management on many core subjects, including strategy, operations, finance, information technology, human resources, legal and public policy matters, and any other subjects regarding which the Board or its committees consider risk oversight an inherent element. The Board of Directors believes that the leadership structure described above under "Board Leadership Structure" facilitates the Board's oversight of risk management because it allows the Board, with leadership from the Lead Independent Director and working through its independent committees, to participate actively in the oversight of management's actions.

Business Experience and Qualification of Board Members

The following discussion presents information about the persons who comprise the Board of Directors of IHS, including the three nominees for election at the Annual Meeting.

2015 Nominees for Director

Ruann F. Ernst, 68, has served as a member of our Board since December 2006. Dr. Ernst served as Chief Executive Officer of Digital Island, Inc. from 1998 until her retirement in 2002. Dr. Ernst was Chairperson of the board of Digital Island from 1998 until the company was acquired by Cable & Wireless, Plc. in 2001. Prior to Digital Island, Dr. Ernst worked for Hewlett Packard in various management positions, including General Manager, Financial Services Business Unit. Prior to that, she was Vice President for General Electric Information Services Company and a faculty member and Director of Medical Computing at The Ohio State University where she managed a biomedical computing and research facility. Dr. Ernst currently serves on the board of Digital Realty Trust. At The Ohio State University, she serves on the University Foundation Board and the Fisher College of Business Advisory Board. She was a founder and is Board Chair of the non-profit, Healthy LifeStars.

Dr. Ernst brings to the Board a strong technical and computing background as well as skill in the development of information technology businesses. She also has extensive experience as a member of boards where strategic planning and long-term planning are critical to the success of the enterprise.

Christoph von Grolman, 55, was appointed to our Board in March 2007. Mr. Grolman is CEO of TBG AG. Prior to his current position he served as Managing Director of TBG Limited (until 2009 TBG Holdings N.V.) since March 2007. From December 2006 to March 2007, Mr. Grolman served as Executive Director of TBG. From 2002 to 2006 he held the position of Executive Vice President of TBG, responsible for an industrial operating group and venture investments. Prior to joining TBG, he was a consult with Roland Berger & Partner Management Consults in Munich.

Mr. Grolman brings to our Board a wealth of experience in global business operations, strategic acquisitions, and financial strategies for a diverse portfolio of investments.

Richard W. Roedel, 65, has served as a member of our Board since November 2004. Mr. Roedel serves as a director of Lorillard, Inc., Six Flags Entertainment Corporation, and Luna Innovations Incorporated. Mr. Roedel also serves as the nonexecutive Chairman of Luna. He is also on the board of the Association of Audit Committee Members, Inc., a not-for-profit organization dedicated to strengthening audit committees, and serves on the Standing Advisory Group for the Public Company Accounting Oversight Board (PCAOB). Mr. Roedel served on the board of Sealy Corporation until 2013 when it was acquired. He also served as a director of Broadview Holdings, Inc., a private company until 2012 and Dade Behring Holdings, Inc. from October 2002 until November 2005 when Dade was acquired. He was also a director of BrightPoint, Inc. until it was acquired in 2012. Mr. Roedel served in various capacities at Take-Two Interactive Software, Inc. from November 2002 until June 2005, including Chairman and Chief Executive Officer. Until 2000, Mr. Roedel was employed by BDO Seidman LLP, having been Managing Partner of its Chicago and New York Metropolitan area offices and later as Chairman and Chief Executive Officer. Mr. Roedel is a graduate of The Ohio State University and is a certified public accountant.

Mr. Roedel provides to the Board of Directors expertise in corporate finance, accounting, and strategy. He brings experience gained as a Chief Executive Officer and as a director for several companies.

Continuing Directors with Terms Expiring at the Annual Meeting in 2016

Roger Holtback, 70, has served as a member of our Board since December 2003. Since 2001, Mr. Holtback has served as Chairman of Holtback Group AB. From 1993 to 2000, Mr. Holtback was President and Chief Executive Officer of Investment AB Bure. From 1991 to 1993, he served as a member of the Group Executive Committee of SEB and Coordinating Chairman of SEB Sweden. From 1984 to 1990, he served as President and Chief Executive Officer of Volvo Car Corporation and Executive Vice President of AB Volvo. Mr. Holtback is currently Chairman of Rullpack AB, Bulten AB, and the Swedish Exhibition Centre and Congress Centre. He also serves as a director of TROX AB and Hulsteins AB. He is also a member of the Stena Sphere Advisory Board.

Mr. Holtback brings to the Board significant operational and strategic experience gained during many years in a Chief Executive Officer position. The Board also benefits from his long experience as an outside public company board member and his vast experience and perspective as a European executive leader.

Scott Key, 56, has served as President and Chief Executive Officer of IHS and as a member of our Board since June 2013. Previously, from January 2011, Mr. Key served as Chief Operating Officer of IHS. From January 2010 through December 2010, he was our Senior Vice President of Global Products and Services. Prior to holding these positions, he served as President and Chief Operating Officer of IHS Global Insight from October 2008 until January 2010. Mr. Key also served as President and Chief Operating Officer of IHS Jane’s and as Chairman of IHS Fairplay from 2007 to 2008. In addition, he led the EMEA/APAC sales organization and drove the integration of IHS sales teams on a global basis. Based in Denver from 2003 to 2007, he served as our Senior Vice President of Corporate Strategy and Marketing and led Energy, Strategy, Products and Marketing. Mr. Key joined IHS in 2003 to lead strategy, marketing and product teams for the IHS energy business. He was involved in supporting the IHS initial public offering, led corporate marketing and strategic planning, and has led acquisition integration efforts, including the largest IHS acquisitions. Prior to joining IHS in 2003, Mr. Key served as a senior executive in energy technology and services, based in Houston, Texas. He served as deepwater development manager for Vastar Resources from 1998 to 2000 and was employed by Phillips Petroleum in a range of international and domestic roles of increasing scope from 1987 to 1998. Mr. Key has served as a member of the board of directors of Harte-Hanks Inc. since March

2013. Mr. Key has also served as a member of the board of the non-profit organization, Outward Bound USA, since June 2014. Mr. Key holds bachelor of science degrees in both physics and mathematics from the University of Washington in Seattle as well as a master's degree in geophysics from the University of Wyoming.

Mr. Key brings to the Board a deep understanding of the business and operations of IHS. He has led transformation and growth across IHS operations during his tenure with the Company and has held leadership positions that span the Company’s operations and assets in information, technology, research and analytics globally.

Jean-Paul Montupet, 67, has served as a member of our Board since October 2012.  Mr. Montupet was chair of the Industrial Automation business of Emerson and president of Emerson Europe prior to his retirement in December 2012. Mr. Montupet joined Emerson in 1981, serving in a number of senior executive roles at the global technology provider. Mr. Montupet serves on the boards of Lexmark International, Inc., WABCO Holdings Inc., and Assurant, Inc., and is nonexecutive chair of the board of PartnerRE Ltd. He is also a trustee of the St. Louis Public Library Foundation and the Winston Churchill National Museum.

Mr. Montupet brings to the Board extensive international business experience, particularly from Europe and Asia Pacific.

Continuing Directors with Terms Expiring at the Annual Meeting in 2017

Brian H. Hall, 67, was appointed to our Board in March 2008. From January 2007 through August 2007, Mr. Hall served as Vice Chairman of Thomson Corporation. Previously, from 1995 through 2006, Mr. Hall served as President and CEO of Thomson Legal & Regulatory and West Publishing. Prior to joining Thomson, Mr. Hall was President of Shepard's and Executive Vice President of McGraw-Hill. Mr. Hall serves as Chairman and a member of the board of trustees of the Rochester Institute of Technology. Mr. Hall currently serves on the board of trustees for the Cheyenne Mountain Zoo and as a director of the Breckenridge Music Festival. He is a former board member of Archipelago Learning, Inc., Bank One of Colorado Springs, and Ryerson of Canada.

Mr. Hall brings to the Board many years of relevant industry experience gained in executive level positions in the information services industry.

Balakrishnan S. Iyer, 58, has served as a member of our Board since December 2003. From October 1998 to June 2003, Mr. Iyer served as Senior Vice President and Chief Financial Officer of Conexant Systems, Inc. From 1997 to 1998, he was Senior Vice President and Chief Financial Officer of VLSI Technology Inc. and, from 1993 to 1997, he was Vice President, Corporate Controller of VLSI Technology Inc. Mr. Iyer served on the board of directors of Conexant Systems from February 2002 until April 2011 and Life Technologies from July 2001 until it was acquired in February 2014. He currently serves on the board of directors of Skyworks Solutions, Power Integrations, Inc., and QLogic Corporation.

Mr. Iyer provides to the Board his expertise in corporate finance, accounting, and strategy, including experience gained as the Chief Financial Officer of two public companies. Mr. Iyer also brings a background in organizational leadership and experience serving as a public company outside director.

Jerre L. Stead, 72, our Chairman of the Board, served as our Executive Chairman from June 2013 until June 2014. From September 2006 until June 2013, Mr. Stead was Chief Executive Officer of IHS. He has served as Chairman of the Board since December 1, 2000. From August 1996 until June 2000, Mr. Stead served as Chairman of the board of directors and Chief Executive Officer of Ingram Micro Inc. Prior to that, he served as Chief Executive Officer and Chairman of the board of directors at Legent Corporation, from January 1995 to September 1995. From May 1993 to December 1994, he was Executive

Vice President of AT&T and Chairman and Chief Executive Officer of AT&T Corp. Global Information Solutions (NCR Corporation). From September 1991 to April 1993, he was President and Chief Executive Officer of AT&T Corp. Global Business Communication Systems (Avaya Corporation). Mr. Stead was a director of Conexant Systems from May 1998 until May 2011 and a director of Brightpoint, Inc. until its acquisition by Ingram Micro Inc. in 2012. Mr. Stead also served on the board of directors of Mindspeed Technologies, Inc. until January 2014.

Mr. Stead has been involved in the leadership of IHS for more than 13 years and was previously the Chief Executive Officer of six different public companies. As Chairman, Mr. Stead brings to the Board of Directors his thorough knowledge of IHS' business, strategy, people, operations, competition, and financial position. Mr. Stead provides recognized executive leadership and vision. In addition, he brings with him a global network of customer, industry, and government relationships.

Organization of the Board of Directors

The Board held eight meetings during the fiscal year ended November 30, 2014. At each meeting, the Chairman was the presiding director. Each director attended at least 75 percent of the total regularly scheduled and special meetings of the Board and the committees on which they served. As stated in our Governance Guidelines, our Board expects each director to attend our Annual Meeting of Stockholders, although attendance is not required. At the 2014 Annual Meeting of Stockholders, all of our current directors were in attendance.

For 2014, our Board had four standing committees: the Audit Committee, the Human Resources Committee, the Nominating and Corporate Governance Committee, and the Risk Committee. We believe that all members of each of these committees meet the independence standards of the NYSE and SEC rules and regulations. The Board has approved a charter for each of the Audit, Human Resources, Nominating and Corporate Governance, and Risk committees, each of which can be found on our website at http://investor.ihs.com.

Independent and Non-Management Directors

We believe that all of our directors other than Messrs. Stead and Key are “independent directors,” based on the independence standards described above. All of our directors other than Mr. Key are non-management directors.

In accordance with the IHS Corporate Governance Guidelines, the independent directors designated our former director, C. Michael Armstrong as Lead Independent Director in October 2006 and he served in that capacity until his retirement from the Board on April 9, 2014. Thereafter, the independent directors designated Mr. Hall as Lead Independent Director. The Lead Independent Director chairs executive sessions of the independent directors. During our 2014 fiscal year, the independent directors of the Board met four times without the presence of management.

Simultaneous Service on Other Public Company Boards

Although the Board does not have a mandatory policy limiting the number of boards on which a director may serve, our Board has adopted Governance Guidelines (available at http://investor.ihs.com) indicating that directors should not serve on more than five boards of public companies while serving on the Company's Board.

The Governance Guidelines also provide that, if a member of the Company's Audit Committee simultaneously serves on the audit committees of more than three public companies, and the Company does not limit the number of audit committees on which its audit committee members may serve to three or less, then in each case, the Board must determine that such simultaneous service would not impair the ability of such member to serve effectively on the Company's Audit Committee.

The Board has determined that the service of Mr. Iyer on the audit committees of three public companies in addition to the Company's Audit Committee does not impair Mr. Iyer's ability to serve effectively on the Company's Audit Committee.

Business Code of Conduct

We have adopted a code of ethics that we refer to as our Business Code of Conduct. Our Business Code of Conduct applies to our directors as well as all of our principal executive officers, our financial and accounting officers, and all other employees of IHS.

Our Business Code of Conduct, as well as our Governance Guidelines, are available on our website at http://investor.ihs.com. If we approve any substantive amendment to our Governance Guidelines or our Business Code of Conduct, or if we grant any waiver of the Business Code of Conduct to the Chief Executive Officer, the Chief Financial Officer, or the Chief Accounting Officer, we intend to post an update on the Investor Relations page of the Company's website (http://investor.ihs.com) within five business days and keep the update on the site for at least one year.

Communications with the Board

The Board has a process for stockholders or any interested party to send communications to the Board, including any Committee of the Board, any individual director, or our non-management directors. If you wish to communicate with the Board as a whole, with any Committee, with any one or more individual directors, or with our non-management directors, you may send your written communication to:

Stephen Green
Executive Vice President, Legal and Corporate Secretary
IHS Inc.
15 Inverness Way East
Englewood, Colorado 80112

Communications with Non-Management Directors

Interested parties wishing to reach our independent directors or non-management directors may address the communication to our Lead Independent Director on behalf of the non-management directors. Address such communications as follows:

Lead Independent Director
IHS Inc.
15 Inverness Way East
Englewood, Colorado 80112

Depending on how the communication is addressed and the subject matter of the communication, either our Lead Independent Director or Mr. Green will review any communication received and will forward the communication to the appropriate director or directors.

Composition of Board Committees

The Board had four standing committees in fiscal year 2014 with duties, membership as of fiscal year-end, and number of meetings for each as shown below. From December 1, 2013 to April 9, 2014, Mr. Holtback served as a member of the Audit Committee and from December 1, 2013 until his retirement on April 9, 2014, Michael C. Armstrong served on the Human Resources Committee, the Nominating and Corporate Governance Committee, and the Risk Committee.

Name	Audit	Human Resources	Nominating and Corporate Governance	Risk
Ruann F. Ernst		Chair	✓	✓
Christoph von Grolman	✓			✓
Brian H. Hall		✓	Chair
Roger Holtback		✓		✓
Balakrishnan S. Iyer	Chair		✓
Jean-Paul Montupet		✓		✓
Richard W. Roedel	✓		✓	Chair
2014 Meetings	10	5	5	4

Audit Committee

Members:

Balakrishnan S. Iyer, Chair
Chistoph von Grolman
Richard W. Roedel

Our Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee assists our Board in its oversight of (i) the integrity of our financial statements, (ii) our independent registered public accountants' qualifications, independence, and performance, (iii) the performance of our internal audit function, and (iv) our compliance with legal and regulatory requirements. The Audit Committee also prepares the report on the Company’s financial statements and its independent auditor that the SEC rules require to be included in the Company's annual proxy statement. The Audit Committee is governed by a charter, a copy of which may be found at the Company's website at http://investor.ihs.com. The Audit Committee has sole responsibility for the engagement or termination of our independent accountants. As required by the Audit Committee Charter, all members of the Audit Committee meet the criteria for “independence” within the meaning of the standards established by the NYSE, the Company's Corporate Governance Guidelines, and the Audit Committee Charter. Each member of the Audit Committee is financially literate and each member has accounting or related financial management expertise as required by NYSE listing standards. In addition, the Board has determined that each member of the Audit Committee meets the definition of “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

Human Resources Committee

Members:

Ruann F. Ernst, Chair
Brian H. Hall
Roger Holtback
Jean-Paul Montupet

The Human Resources Committee has been created by our Board to (i) oversee our compensation and benefits policies generally, (ii) evaluate executive officer performance and review our management succession plan, (iii) oversee and set compensation for our executive officers, (iv) review and discuss the Compensation Discussion and Analysis disclosure with management and provide a recommendation to the Board regarding its inclusion in the Company's annual proxy statement, and (v) prepare the report on executive officer compensation that the SEC rules require to be included in the Company's annual proxy statement. The Human Resources Committee is governed by a charter, a copy of which is available at the Company's website at http://investor.ihs.com. See “Compensation Discussion and Analysis” below for a more detailed description of the functions of the Human Resources Committee. All members of the Human Resources Committee are “independent” as required by the NYSE, our Corporate Governance Guidelines and the Human Resources Committee Charter.

Nominating and Corporate Governance Committee

Members:

Brian H. Hall, Chair
Ruann F. Ernst
Balakrishnan S. Iyer
Richard W. Roedel

The Nominating and Corporate Governance Committee has been created by our Board to (i) identify individuals qualified to become board members and recommend director nominees to the Board, (ii) recommend directors for appointment to committees established by the Board, (iii) make recommendations to the Board as to determinations of director independence, (iv) oversee the evaluation of the Board, (v) make recommendations to the Board as to compensation for our directors, and (vi) develop and recommend to the Board our corporate governance guidelines and code of business conduct and ethics. The Nominating and Corporate Governance Committee is governed by a charter. A more detailed description of the functions of the Nominating and Corporate Governance Committee can be found under “Director Nominations” in this Proxy Statement, and in the Nominating and Corporate Governance Committee Charter, a copy of which can be found at the Company's website at http://investor.ihs.com. All members of the Nominating and Corporate Governance Committee are “independent” as required by our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter.

Risk Committee

Members:

Richard W. Roedel, Chair
Ruann F. Ernst
Christoph von Grolman
Roger Holtback
Jean-Paul Montupet

The Risk Committee has been created by our Board to assist our Board in its oversight of the Company’s risk management. In addition to any other responsibilities which may be assigned from time to time by the Board, the Risk Committee is responsible for (i) reviewing and discussing with management the Company’s risk management and risk assessment processes, including any policies and procedures for the identification, evaluation and mitigation of major risks of the Company; (ii) receiving periodic reports from management as to efforts to monitor, control and mitigate major risks; and (iii) reviewing periodic reports from management on selected risk topics as the Risk Committee deems appropriate from time to time, encompassing major risks other than those delegated by the Board to other Committees of the Board in their respective charters or otherwise. The Risk Committee is governed by a charter, a copy of which is available on the Company’s website at http://investor.ihs.com. All members of the Risk Committee are "independent" as required by our Corporate Governance Guidelines and the Risk Committee Charter.

Director Nominations

Our Board nominates directors to be elected at each Annual Meeting of Stockholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit, and recommend qualified candidates to the Board for nomination or election.

In addition to considering an appropriate balance of knowledge, experience and capability, the Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, and skills. The Nominating and Corporate Governance Committee will select candidates for director based on the candidate's character, judgment, diversity of experience, business acumen, and ability to act on behalf of all stockholders (without regard to whether the candidate has been nominated by a stockholder).

The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to IHS and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and preferably multiple, members of the Board to meet the criteria established by the SEC for an “audit committee financial expert,” and for a majority of the members of the Board to meet the definition of “independent director” under the rules of the NYSE. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board.

Prior to each Annual Meeting of Stockholders, the Nominating and Corporate Governance Committee identifies nominees first by evaluating the current directors whose term will expire at the Annual Meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, the candidate's prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue his or her service, the Nominating and Corporate Governance Committee determines not to re-nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board, or other event, the Nominating and Corporate Governance Committee will consider various candidates for membership, including those suggested by the Nominating and Corporate Governance Committee members, by other Board members, by any executive search firm engaged by the Nominating and Corporate Governance Committee, or by any nomination properly submitted by a stockholder pursuant to the procedures for stockholder nominations for directors provided in “Stockholder Proposals for the 2016 Annual Meeting” in this Proxy Statement. As a matter of policy, candidates recommended by stockholders are evaluated on the same basis as candidates recommended by the Board members, executive search firms, or other sources. In 2011, the Nominating and Corporate Governance Committee engaged Spencer Stuart to assist with identifying qualified Board candidates, which resulted in the election of Mr. Montupet to the Board.

Director Stock Ownership Guidelines

We believe that our nonemployee directors should have a significant equity interest in the Company. Our Board has adopted an ownership policy that requires directors to hold shares of our common stock with a market value of at least five times the Board's annual cash retainer. Vested stock units for which receipt of the stock has been deferred until after termination of service count towards the holding requirements. Unvested awards do not count towards the ownership guidelines. Directors have three years to achieve the holding requirement. Directors are not allowed to sell shares until they reach the guideline. As of the Record Date, all of our current directors held shares in excess of their holding requirement.

Director Compensation

Our nonemployee directors receive compensation for their service on our Board. The compensation is comprised of cash retainers and equity awards. Our CEO is not separately compensated for serving on our Board of Directors, and our Chairman of the Board receives only a cash retainer. In addition, each of our directors is reimbursed for reasonable expenses. Directors, including the Chairman of the Board, may elect to defer their cash retainers. The following table sets forth information concerning the compensation of our nonemployee directors during the fiscal year ended November 30, 2014.

Director Compensation	2014 ($)
Board Retainer (1)	90,000
Chairman of the Board Retainer	200,000
Lead Independent Director Retainer	50,000
Committee Chair Retainer
—Audit Committee	30,000
—Human Resources Committee	30,000
—Nominating and Corporate Governance Committee	17,500
—Risk Committee	30,000
Committee Member Retainer
—Audit Committee	15,000
—All Other Committees	10,000
Annual Equity Award (1)	150,000
Initial Equity Award (1)	150,000

(1)
The Chairman of the Board does not receive the board retainer, or the annual or initial equity awards; however, he did receive equity awards during the time he was serving as our Chief Executive Officer. See "Director Compensation During Fiscal Year 2014" below.

Nonemployee director compensation is reviewed annually by the Nominating and Governance Committee of the Board, with the assistance of Meridian Compensation Partners, LLC ("Meridian"), the Committee's compensation consultant. In 2014, after review of the weighting of equity and cash compensation for directors among our peers, effective December 1, 2014, the Committee increased the value of the Annual Equity Award from $150,000 to $180,000 based on market value; increased the Lead Independent Director Fee from $30,000 to $50,000; and established a $200,000 retainer for our Chairman of the Board. No other changes were made to the director compensation. All equity awards for nonemployee directors will be issued pursuant to the IHS Inc. 2004 Directors Stock Plan (the "Directors Stock Plan"). The Board Retainer and certain other retainers may be converted into deferred stock units or deferred under the Directors Stock Plan.
We provide liability insurance for our directors and officers.
Director Compensation During Fiscal Year 2014
Nonemployee Director Compensation
The following table sets forth information concerning the compensation of each of our nonemployee directors during the fiscal year ended November 30, 2014, except for our Chairman, Jerre Stead, whose compensation is described below in "Chairman of the Board Compensation." Directors did not receive any stock option awards during fiscal year 2014.

Nonemployee Director Compensation During Fiscal Year 2014
Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
C. Michael Armstrong (3)	157,500	154,537	1,391	313,428
Ruann F. Ernst	125,000	149,973	—	274,973
Christoph von Grolman	102,500	149,973	—	252,473
Brian H. Hall	148,750	149,973	—	298,723
Roger Holtback	107,500	149,973	—	257,473
Balakrishnan S. Iyer	130,000	149,973	—	279,973
Jean-Paul Montupet	105,000	149,973	—	254,973
Richard W. Roedel	145,000	149,973	—	294,973

(1)
Includes the value of deferred stock units granted to each of Messrs. Armstrong, Grolman, Hall, and Roedel. These directors elected to receive deferred stock units in lieu of their Board and Committee cash retainers. The deferred stock units will be distributed in shares of IHS common stock after the director's service terminates. Mr. Armstrong deferred his fees for fiscal year 2014, and the shares representing those fees were distributed upon his retirement.

(2)
On each December 1, the first day of the Company's fiscal year, nonemployee directors each receive an annual award of Restricted Stock Units. These units vest one year from the date of grant. The valuation of the stock awards reported in this table is the grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted in fiscal year 2014. Any estimated forfeitures are excluded from values reported in this table. The aggregate number of outstanding stock awards held by each director on November 30, 2014, the last day of fiscal year 2014, is as follows:

Outstanding Stock Awards
	Deferred Stock Units	Deferred Stock Units	Unvested	Total Stock Awards
	Received in Lieu of	Received as	Restricted	Outstanding at
Name	Cash Retainers (a)	Stock Grants (b)	Stock Units (c)	Fiscal Year End
Ruann F. Ernst		15,450	1,304	16,754
Christoph von Grolman	2,774	5,382	1,304	9,460
Brian H. Hall	7,580	14,844	1,304	23,728
Roger Holtback	8,618	16,539	1,304	26,461
Balakrishnan S. Iyer		16,539	1,304	17,843
Jean-Paul Montupet		3,414	1,304	4,718
Richard W. Roedel (d)	10,849	19,859	1,304	32,012

(a)
Represents deferred stock units that the director has acquired during his or her term in lieu of receiving Board and/or Committee cash retainers. The shares underlying these units will be paid to the director after the director's service terminates.

(b)
Represents vested annual and initial equity awards that have not yet been released to the director because receipt has been deferred until after the director's service terminates. These restricted stock units were granted under the terms of the Directors Stock Plan.

(c)
Represents RSUs granted to the directors on December 1, 2013. These annual stock grants for the 2014 fiscal year had not vested as of the end of fiscal year 2014, and subsequently vested on December 1, 2014.

(d)	Mr. Roedel has gifted all of his equity grants to his spouse.

(3)
Mr. Armstrong retired at the end of his term, effective April 9, 2014. Information in the table above relates to his service through his retirement date. Upon Mr. Armstrong's retirement, the Board accelerated his 2013 annual grant of 1,304 Restricted Stock Units that would have otherwise been forfeited. An award modification value of $4,564 is included in the value of the Stock Awards reported in the table above. Prior to fiscal year 2014, Mr. Armstrong had elected to defer certain retainers in cash. These deferred cash amounts earned interest at a rate of five percent each year and were paid to him after his retirement.

Chairman of the Board Compensation

The following table sets forth information concerning the compensation of Jerre Stead, our Chairman. The table includes nonemployee compensation Mr. Stead received for serving as our nonexecutive Chairman from June 1, 2014 through November 30, 2014, as well as employee compensation earned from December 1, 2013 to May 31, 2014, which is the period of the fiscal year that he served as our Executive Chairman.

Chairman of the Board Compensation During Fiscal Year 2014
Description	$
Salary	200,214
Chairman Fees	100,000
Bonus (1)	246,000
Value of Performance-Based Restricted Stock Units Granted (2)	1,130,800
Life Insurance Premiums Paid by IHS	361
Pension Payments (3)	244,074
Change in Pension Value	447,430

(1)
Includes cash bonus payments totaling $184,500 and stock with a value of $61,500 and represents performance-based cash and stock payments that were paid following the close of the fiscal year for which they were earned. In 2014, the portion of the bonus potential tied to Customer Delight was paid in shares of IHS common stock. A 30-day average stock price as of November 18, 2014 was used to determine the number of shares granted.

(2)
Reflects the grant-date fair value of 10,000 performance-based restricted stock units granted at a target performance level. These units will vest based on the three-year performance period ending November 30, 2016. The value of these awards is calculated in accordance with FASB ASC Topic 718. Any estimated forfeitures are excluded from values reported in this table. For a discussion of the assumptions made in valuing these awards and a description of how we factor forfeitures into our overall equity compensation expense, refer to the “Stock-based Compensation” footnote to our financial statements contained in our Annual Report.

The value of the performance stock units in the table above is based on the shares that would be received should the target performance be met. The PSUs have a maximum payout of 175 percent of target provided a stretch performance goal is met.
Mr. Stead did not receive any other equity awards during fiscal year 2014, other than stock he received as part of his 2013 annual bonus that was paid following the close of the 2013 fiscal year.

(3)
Represents payments Mr. Stead receives under the Company's retirement plans. In 2014, the actuarial value of Mr. Stead's pension benefits increased $447,430 during fiscal year 2014; however, this does not change the amounts Mr. Stead is entitled to receive under the Company's retirement plans. Assumptions used to calculate the change in pension value are discussed in our Annual Report.

At the end of fiscal year 2014, Mr. Stead held 60,000 outstanding performance-based restricted stock units at a target performance level. Of these, 40,000 vested in January 2015 at 126% of target (50,400 shares) and 10,000 will vest after the close of each of our 2015 and 2016 fiscal years, respectively, based on goals tied to revenue and corporate adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted

EBITDA"). Adjusted EBITDA is a non-GAAP financial measure used to supplement our financial statements and is described in "Compensation Discussion and Analysis."

Executive Officers

Set forth below is information concerning our executive officers as of February 13, 2015.

Name	Age	Position
Scott Key	56	President and Chief Executive Officer
Todd Hyatt	54	Executive Vice President and Chief Financial Officer
Daniel Yergin	68	Vice Chairman
Anurag Gupta	50	Executive Vice President, Strategy, Products and Operations
Brian Sweeney	54	Senior Vice President, Global Sales
Jonathan Gear	44	Executive Vice President, Resources and Industrials
Heather Matzke-Hamlin	47	Senior Vice President and Chief Accounting Officer

Executive officers are appointed by our Board. Information about Mr. Key is provided under “Continuing Directors with Terms Expiring at the Annual Meeting in 2016” in this Proxy Statement. A brief biography for each of our other executive officers and key members of our executive team follows.

Todd Hyatt was named Executive Vice President in September 2013 and has served as Chief Financial Officer since January 2013. Mr. Hyatt also led our worldwide IT operations until February 2014. He served as Senior Vice President and Chief Information Officer from October 2011 to January 2013 and Senior Vice President-Vanguard from September 2010 to October 2011, leading the Company's business transformation efforts. Mr. Hyatt previously served as Senior Vice President-Financial Planning & Analysis from 2007-2010. He also served as Chief Financial Officer leading the finance organization for the Company's engineering segment from 2005-2007. Prior to joining IHS, Mr. Hyatt served as Vice President for Lone Tree Capital Management, a private equity firm. During his career, he has also worked for U S WEST / MediaOne where he was an Executive Director in the Multimedia Ventures organization and for AT&T. He started his career in public accounting, working at Arthur Young and Arthur Andersen.

Mr. Hyatt has a bachelor’s degree in accounting from the University of Wyoming and a master’s degree in management from Purdue University.

Daniel Yergin was appointed Vice Chairman of IHS in July 2012. Previously he was Executive Vice President and Strategic Advisor for IHS from September 2006 to June 2012. Dr. Yergin also serves as Chairman of IHS CERA, a position he has held since 1983. Dr. Yergin founded CERA in 1982 and the business was acquired by IHS in 2004. He is a Pulitzer Prize winner, a member of the Board of the United States Energy Association, and a member of the National Petroleum Council and serves on the U.S. Secretary of Energy Advisory Board. He chaired the U.S. Department of Energy's Task Force on Strategic Energy Research and Development. He is also a Trustee of the Brookings Institution and a Director of the Council of Foreign Relations, the U.S.-Russian Business Council and the New America Foundation. In 2014, the U.S. Department of Energy awarded him the first "Schlesinger Medal for Energy Security."

Dr. Yergin received his bachelor of arts degree from Yale University and his doctor of philosophy degree from the University of Cambridge, where he was a Marshall Scholar.

Anurag Gupta joined IHS as Executive Vice President, Strategy, Products and Operations in April 2013 and leads the IHS core workflow product offerings, global product design and development, and support operations as well as corporate strategy. Mr. Gupta has more than 20 years of experience focusing on business growth while guiding high-performing teams. He served as President of EMEA for BrightPoint, Inc. from January 2010 to October

2012, when BrightPoint was acquired by Ingram Micro Inc. Mr. Gupta continued to serve as Executive Vice President of Ingram Micro and President of EMEA for the larger organization until March 2013. Prior to that time, Mr. Gupta served as Senior Vice President, Global Strategy, Corporate Marketing and Investor Relations for BrightPoint from April 2003 to December 2009. He has also held leadership roles for Motorola and his leadership experience has covered Asia, Europe, Latin America and North America.

He has a bachelor’s and master’s degree in electrical engineering from The University of Toledo and a master of business administration degree from the IIT Stuart School of Business in Chicago.

Brian Sweeney was named Senior Vice President-Global Sales in October 2011, with full responsibility for IHS global sales strategy, operations, and execution for all products and services, managing field sales, inside sales, and channel sales across the full breadth of IHS customer relationships. Prior to joining IHS, Mr. Sweeney served as Vice President-America Software & Solutions for Hewlett-Packard since 2009. From 2005 to 2009, he served as Senior Vice President-U.S. Commercial Federal & Legal Markets for LexisNexis and, from 2003 to 2005, he served as Group Vice President, North American Strategic Accounts for Oracle. Mr. Sweeney has also held sales leadership positions with Siebel Systems and IBM.

Mr. Sweeney holds a bachelor’s degree in marketing from Eastern Illinois University.

Jonathan Gear was named Executive Vice President, Resources and Industrials in February 2015 and leads our energy & natural resources and industrials product offerings, which includes products focused on the aerospace, defense & security, automotive, chemicals, energy, maritime & trade and technology industries. He previously served as our Senior Vice President, Industrials since April 2013 and assumed responsibility over our energy & natural resources product offerings in October 2014. Prior this role, Mr. Gear served as Senior Vice President, Electronics and Media, Product Design and Supply Chain from 2012 until March 2013. Since joining IHS in March 2005, he has also held a number of leadership roles at IHS, including President and Chief Operating Officer of IHS CERA, Senior Vice President of IHS Insight and Vice President of Global Marketing. His areas of responsibility have included strategy, product management, marketing and acquisition & integration. Prior to joining IHS, Mr. Gear was Vice President of Marketing and Business Development for Activant Solutions, Vice President for smarterwork.com and held a number of roles at Booz Allen Hamilton.

Mr. Gear received a bachelor of arts degree from the University of California, Berkeley and a master of business administration degree from Stanford Graduate School of Business.

Heather Matzke-Hamlin has served as Senior Vice President and Chief Accounting Officer since February 2005. Prior to joining IHS, Ms. Matzke-Hamlin was Director of Internal Audit at Storage Technology Corporation ("StorageTek") from February 1999 to February 2005. Prior to joining StorageTek, she spent over nine years with PricewaterhouseCoopers (formerly Price Waterhouse) in audit services.

Ms. Matzke-Hamlin holds a bachelor's degree in accounting from Indiana University and is a Certified Public Accountant in the state of Colorado.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of February 13, 2015, as to shares of our Class A common stock beneficially owned by: (i) each person who is known by us to own beneficially more than five percent of our common stock; (ii) each of our executive officers listed in the Summary Compensation Table under “Executive Compensation” in this Proxy Statement; (iii) each of our directors; and (iv) all our directors and executive officers as a group.

The percentage of common stock beneficially owned is based on 68,782,864 shares of Class A common stock outstanding as of the Record Date, February 13, 2015. There are no shares of Class B common stock outstanding. In accordance with SEC rules, “beneficial ownership” includes voting or investment power with respect to securities. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table each have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Number of	% of Class
	Common Shares	and
	Beneficially	Total Voting
Name and Address of Beneficial Owner (1)	Owned (2)	Power
Scott Key	116,138	*
Todd Hyatt	16,345	*
Daniel Yergin (3)	37,913	*
Anurag Gupta	4,509	*
Brian Sweeney	5,695	*
Ruann F. Ernst	18,375	*
Christoph von Grolman	10,389	*
Brian H. Hall	25,082	*
Roger Holtback	40,006	*
Balakrishnan S. Iyer (4)	33,663	*
Jean-Paul Montupet (5)	5,718	*
Richard W. Roedel (6)	55,785	*
Jerre L. Stead (7)	431,084	*
All current directors and executive officers as a group (15 persons)	823,899	1.2%

Artisan Partners (8)	7,999,383	11.6%
T. Rowe Price Associates, Inc. (9)	6,506,218	9.5%
The Vanguard Group (10)	3,881,698	5.6%
Wellington Management Group LLP (11)	3,660,891	5.3%
* Represents less than 1 percent.

(1)	Unless otherwise stated below, the address of each beneficial owner listed on the table is “c/o IHS Inc., 15 Inverness Way East, Englewood, Colorado 80112.”

(2)
The number of shares reported as owned in this column includes deferred stock units, as described in the table below. None of the executive officers or directors holds stock options that are exercisable within 60 days. Excludes unvested restricted stock units that are reported for the executive officers on the SEC Form 4, Table 1 — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned, and excludes performance-based restricted stock units held by our executive officers that may be payable in common stock depending upon the achievement of certain performance goals. Details of these holdings as of February 13, 2015 are described in the following table.

	Included in Security Ownership Table Above	Excluded in Security Ownership Table Above
Name	Deferred Stock Units	Unvested Restricted Stock Units With Time-Based Vesting	Unvested Restricted Stock Units With Performance-Based Vesting (a)
Scott Key	—	—	80,000
Todd Hyatt	—	—	38,000
Dan Yergin	—	95,000	60,000
Anurag Gupta	—	15,000	35,000
Brian Sweeney	—	—	25,000
Ruann F. Ernst	15,450	1,455	—
Christoph von Grolman	10,389	1,455	—
Brian H. Hall	25,082	1,455	—
Roger Holtback	25,157	1,455	—
Balakrishnan S. Iyer	16,539	1,455	—
Jean-Paul Montupet	4,718	1,455	—
Richard W. Roedel	33,184	1,455	—
Jerre L. Stead	1,617	—	20,000
All current directors and executive officers as a group (15 persons)	132,136	130,185	291,400
(a) Performance-based restricted stock units are reported at target performance level.

(3)	Dr. Yergin's reported ownership includes 12,000 shares held in an irrevocable family trust.

(4)	Mr. Iyer's reported ownership includes 12,500 shares held in irrevocable trusts for his children.

(5)	Mr. Montupet's reported ownership includes 1,000 shares held in irrevocable family trusts.

(6)
Mr. Roedel's reported ownership includes 2,517 shares indirectly held by a defined benefit plan, 584 shares held by a profit sharing plan, and 54,139 shares held by his wife. Mr. Roedel disclaims beneficial ownership of these shares.

(7)	Mr. Stead's reported ownership includes 258,889 shares held by JMJS II LLP, a family trust.

(8)
This information was obtained from the Schedule 13G/A jointly filed with the SEC on January 30, 2015 by Artisan Partners Limited Partnership ("APLP"), Artisan Investments GP LLC, Artisan Partners Holdings LP, Artisan Partners Asset Management Inc., and Artisan Partners Funds, Inc. (collectively, "Artisan Partners"). The address of Artisan Partners is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202. These securities have been acquired on behalf of discretionary clients of APLP. Artisan Partners has shared voting power over 7,571,115 shares and shared dispositive power over 7,999,383 shares. APLP holds 7,999,383 shares, including 3,903,968 shares on behalf of Artisan Partners Funds, Inc., over which shares Artisan Partners Funds, Inc. holds shared voting and dispositive power. Persons other than APLP are entitled to receive all dividends from, and proceeds from the sale of, those shares.

(9)
This information was obtained from the Schedule 13G/A filed with the SEC on February 13, 2015 by T. Rowe Price Associates, Inc. ("Price Associates"). The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors, for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. None of those persons, to the knowledge of Price Associates, has an economic interest in more than five percent of the class. Price Associates has sole voting power over 1,694,416 shares and sole dispositive power over 6,506,218 shares. Persons other than Price Associates are entitled to receive all dividends from, and proceeds from the sale of, those shares.

(10)
This information was obtained from the Schedule 13G filed with the SEC by The Vanguard Group ("Vanguard") on January 10, 2015. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355. To the knowledge of Vanguard, it does not hold more than five percent of the class on behalf of another person. Vanguard has sole voting power over 64,878 shares, sole dispositive power over 3,822,683 shares, and shared dispositive power over 59,015 shares.

(11)
This information was obtained from the Schedule 13G filed with the SEC on February 12, 2015 by Wellington Management Group LLP ("Wellington Management"). The address of Wellington Management is 280 Congress Street, Boston, MA 02210. These securities are owned of record by clients of Wellington Management. These clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of the class. Wellington Management has shared voting power over 2,377,026 shares and shared dispositive power over 3,660,891 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10 percent of a registered class of our equity securities, to file reports of ownership on Forms 3, 4, and 5 with the SEC. Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that, during the last fiscal year, all filings required under Section 16(a) applicable to the Company's officers, directors, and 10 percent stockholders were timely, with the exception of a sale by Brian Sweeney on January 31, 2014 that was reported on March 26, 2014 and a gift of shares by Jerre Stead on January 23, 2013 that was reported on April 17, 2014.

Report of the Audit Committee

The following report of the Audit Committee does not constitute “soliciting material” and shall not be deemed filed or incorporated by reference into any other filing by IHS under the Securities Act of 1933 (the "Securities Act") or the Exchange Act.

The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving the Company's accounting, auditing, financial reporting, internal control, and legal compliance functions by approving the services performed by the Company's independent registered public accountants and reviewing their reports regarding the Company's accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board. The Company's management is responsible for preparing the Company's financial statements. The independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by the Company's management and the independent registered public accountants.

To fulfill that responsibility, the Audit Committee has regularly met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that the Company's consolidated financial statements for fiscal year 2014 were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The Audit Committee has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 16 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

As part of that review, the Audit Committee received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independent registered public accounting firm's independence from the Company and its management, including any matters in those written disclosures. Additionally, the Audit Committee considered whether the provision of non-audit services was compatible with maintaining such accountants' independence.

The Audit Committee has discussed with internal accountants and independent registered public accountants, with and without management present, its evaluations of the Company's internal control over financial reporting, and the overall quality of the Company's financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee approved and recommended to the Board the inclusion of the audited financial statements for fiscal year 2014 in the IHS Annual Report on Form 10-K for filing with the SEC.

Respectfully submitted on February 25, 2015, by the members of the Audit Committee of the Board:

Mr. Balakrishnan S. Iyer, Chair
Mr. Christopher von Grolman
Mr. Richard W. Roedel

Report of the Human Resources Committee

The following report of the Human Resources Committee does not constitute “soliciting material” and shall not be deemed filed or incorporated by reference into any other filing by IHS under the Securities Act or the Exchange Act.

The Human Resources Committee of the Board has reviewed and discussed with Company management the Compensation Discussion and Analysis section of this Proxy Statement, as required by Item 402(b) of SEC Regulation S-K. Based on such review and discussion, the Human Resources Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted on February 25, 2015, by the members of the Human Resources Committee of the Board:

Dr. Ruann F. Ernst, Chair
Mr. Brian H. Hall
Mr. Roger Holtback
Mr. Jean-Paul Montupet

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) will describe:

•	The objectives of our executive compensation program, including the performance it is designed to motivate and reward;

•	The elements of our executive compensation program and their purposes; and

•
How we make decisions and determine the compensation opportunity provided to the five executive officers whose compensation is described in this Proxy Statement and whom we refer to as the “named executive officers” or “NEOs.”

The NEOs for 2014 are:

Scott Key - President and Chief Executive Officer;
Todd Hyatt - Executive Vice President and Chief Financial Officer;
Dan Yergin - Vice Chairman;
Anurag Gupta - Executive Vice President, Strategy, Products and Operations; and
Brian Sweeney - Senior Vice President, Global Sales.

Executive Summary

Our executive compensation programs are designed to: (i) align executive compensation with key stakeholder interests; (ii) attract, retain, and motivate highly qualified executive talent; and (iii) provide appropriate rewards for the achievement of business objectives and growth in stockholder value. We design our compensation to strongly emphasize pay for performance, create stockholder value, and focus on customer delight. We reward colleagues for performance, for demonstrating our values, and for sharing mutual accountability for the long-term success of IHS.

We believe our focus on performance-based pay drives our most critical metrics for growth: revenue, profit/earnings, free cash flow, and stockholder return. Below is our report card on these metrics:

KEY FINANCIAL RESULTS
	1 Year Growth Rate	3 Year Compound Annual Growth Rate	5 Year Compound Annual Growth Rate
Revenue	21.2%	18.9%	18.5%
Adjusted EBITDA	22.8%	19.9%	20.3%
Free Cash Flow	26.7%	21.3%	19.9%
	2014	2011	2009
Adjusted EBITDA Margin	30.9%	30.2%	28.7%
Share Price at Fiscal Year End	$122.46	$88.38	$50.28
Market Capitalization at Fiscal Year End	$8.37 Billion	$5.76 Billion	$3.18 Billion

Throughout this CD&A, we refer to Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow. These are non-GAAP financial measures used to supplement our financial statements, which are based on U.S. generally accepted accounting principles (GAAP). Definitions of non-GAAP measures as well as reconciliations of comparable GAAP measures to non-GAAP measures are provided with the schedules to each of our quarterly earnings releases. The most recent non-GAAP reconciliations were furnished as an exhibit to a Form 8-K dated January 13, 2015, and are available at our website (http://investor.ihs.com).

Based on our overall performance in 2014 and the decision of our NEOs to limit their bonuses, our CEO received 50 percent of his targeted annual bonus amount, our other NEOs received 80 percent of their targeted annual bonus amounts, and each of our NEOs vested in 126 percent of their performance-based RSUs if they were holding such performance units for the 2014 fiscal year. Details of the goals and payouts are described further in this CD&A.

Compensation Philosophy

Our compensation philosophy is critical to the creation of a performance-based culture: it rewards colleagues for our collective performance and for demonstrating our values. This compensation philosophy has been a significant contributor to our success. We have also built a strong alignment with stockholders through our equity program—a critical element of our performance-based culture. The average pay mix for our CEO and other executive officers is shown below and reflects our alignment with stockholders.

The structure of our executive compensation programs is designed to drive the behaviors and results necessary to meet or exceed our corporate objectives. Well-structured executive compensation arrangements require balance and must reflect many important business variables and timeframes. Some of the most important variables that must be managed include:

•	Alignment with Company strategy and performance across time (i.e., short-, intermediate-, and long-term performance);

•	Design that properly encourages the necessary balance between short-term results and greater long-term value;

•	Attraction, retention, and development of key executive talent;

•	Competitiveness with prevailing practices in both level and mix of pay;

•	Program design and overall mix of compensation consistent with both managerial effectiveness and sound governance;

•	Equitable and sensible progression of opportunities across senior positions, including consideration of succession planning;

•	Consistent program design that can be reasonably applied to a broader cross-section of positions other than just NEOs; and

•	Sensible, sustainable, and proportionate sharing of Company success between stockholders and employees.

Balancing these multi-faceted objectives is what the compensation programs at IHS are intended to do. We believe the programs and related pay opportunities allow us to achieve these objectives in a prudent and effective way. The executive compensation structure at IHS is straightforward, competitive in the marketplace, has a strong emphasis on performance, and is one that stockholders can strongly support. We have implemented this structure in a way that we believe supports and balances the items outlined above, as described in greater detail below.

Stockholder Approval of the Company’s Executive Compensation on an Advisory Basis

Since 2011, we have held an annual stockholder vote to approve, on an advisory basis, the compensation of our NEOs. Each year we have received stockholder endorsement of our executive compensation programs. We have and will continue to discuss our pay programs with our stockholders to identify and address their key concerns. In response to the 2014 stockholder advisory vote on executive compensation and feedback we received during the year, we have made the following changes to our programs:

•	Adopted an incentive compensation recoupment (clawback) policy;

•	Adjusted our peer group to remove the company with the highest revenue;

•	Adopted a hedging and pledging policy for executive officers;

•	Amended our equity plan to prohibit a cash buyout of underwater options; and

•	Expanded our CD&A to include more description of the performance goals related to our short- and long-term incentives.

Additionally, we have maintained the following practices:

•	No provisions for excise tax gross-ups in new employment agreements—our CEO is our only NEO who has this grandfathered provision in his employment agreement;

•	No severance protection for voluntary terminations in new NEO employment agreements; No significant perquisites; and

•	Independent compensation consultant.

Our intent is to continue a robust dialogue with our stockholders regarding executive compensation and corporate governance.

Design of the Total Compensation Program

Our executive compensation program consists of several components. The following table outlines details of each component.

Component	Purpose	Philosophy Statement

Base Salary	Pay for expertise and experience	Generally targeted at the 50th percentile of peer companies
	Attract and retain qualified executives	Actual salaries also based on individual experience, expertise, and performance

Short-Term Incentives	Motivate superior operational and financial performance	Opportunity generally targeted at the 50th percentile
	Pay for demonstration of our core competencies	Provide for increased opportunity when performance exceeds goals
	Provide annual recognition of performance Align performance and rewards with competitive opportunities	Measures intended to foster customer delight, sustainable year-over-year growth, and value creation

Equity Incentives	Align executives with stockholders Provide incentives to drive long-term value creation	Appropriate target opportunities based on a review of multiple reference points: - Market data (50th - 75th percentiles) - Individual and Company performance
Ensure long-term retention Align with competitive practices
Predominant focus on long-term incentive vehicles that reward results based on long-term financial drivers of stockholder value

Intended to maintain a meaningful and yet forfeitable ownership stake denominated in our stock

Executive Retirement Benefits	Contribute to a competitive total rewards package	Programs are consistent with those of employees generally

Employment Agreements
Attract and retain critical talent, particularly for those roles with a high demand for their expertise and services

Institute appropriate protection by requiring non-compete and non-solicitation provisions as a condition of employment

Benefit levels set conservatively compared to peer group practices

Protect executives in the case of job loss (except for any termination for cause)

For change-in-control protection, help ensure that executives consider all appropriate transactions to increase stockholder value

Overview of Executive Compensation Decisions During Fiscal Year 2014

The Human Resources Committee considered a variety of factors in making compensation decisions in fiscal year 2014:

•	Experience, responsibilities, and individual and overall Company performance;

•	Internal equity among senior executives;

•	Role an executive plays in our succession planning efforts;

•	Competitive market data and trends;

•	Alignment with three key stakeholders: stockholders, customers, and colleagues; and

•	Results of the previous stockholder advisory vote.

These factors are particularly important in designing compensation arrangements to attract and motivate executives in the markets in which IHS competes.

The Human Resources Committee also takes into account the necessary balance between appropriately motivating our executives and ensuring that the compensation program does not encourage excessive risk-taking. We believe the balance between short- and long-term incentives supports our stockholders' desire that we deliver results while ensuring financial soundness of our Company over the long term. For fiscal year 2014, the Human Resources Committee concluded that the compensation program did not encourage excessive risk-taking in achieving performance, including the application of both our annual and long-term incentive plans. Specifically, we continued to rely on our long-term performance measures, stock ownership guidelines, and sound internal controls over financial reporting to ensure that performance-based awards are earned on the basis of accurate financial data. Based on this analysis, the Human Resources Committee concluded that our compensation programs, both executive and broad-based, provide multiple effective safeguards to protect against unnecessary risk-taking, effectively balancing risk and reward in the best interest of our stockholders.

The Human Resources Committee engages Meridian as its outside consultant for counsel on executive compensation matters. Meridian only engages in executive compensation and related governance matters and does not perform other unrelated services.

The Human Resources Committee periodically reviews benchmarking data provided by its outside consultant. The advisor provides market references for base salary, short-term incentives, and long-term incentives. Our peer group includes companies with similar business operations to IHS and that are generally considered comparable companies with respect to business results. Our peer group for compensation benchmarking consists of the following companies:

IHS Peer Group for Compensation Benchmarking

The Corporate Executive Board Company	Gartner, Inc.	Nielsen Holdings N.V.

The Dun & Bradstreet Corporation	McGraw Hill Financial, Inc.	Solera Holdings, Inc.

Equifax Inc.	Moody's Corporation	Verisk Analytics, Inc.

FactSet Research Systems Inc.	MSCI Inc.

In 2014, we removed Thomson Reuters Corporation as a peer company to better align our peer group with our revenue and market capitalization.

In addition to reviewing the benchmark data, the Human Resources Committee also considers the recommendations of our CEO for each of the NEOs (excluding the CEO) for base salary adjustments, target short-term incentive levels, and equity incentive grants. In preparing recommendations and in presenting those recommendations to the Human Resources Committee, the CEO works as necessary in conjunction with the Chief Human Resources Officer to understand the relevant market comparisons, internal equity, succession planning, and other relevant individual executive considerations. In general, the CEO's pay recommendations for NEOs in 2014 considered the following:

•	Performance versus stated individual and Company business objectives;

•	The importance of each executive officer to the Company's future success; and

•	Market data and the need to retain critical leadership talent.

For the CEO’s compensation, the Human Resources Committee also reviewed benchmark data and discussed CEO compensation in executive session without the CEO present.

During fiscal year 2014, the Human Resources Committee also reviewed tally sheets to ensure that it had a complete understanding of the value of all compensation currently being delivered, as well as potential value in the future. The tally sheets include, among other things, a summary of salary, bonus targets, the value of unvested equity awards, and the value of vested stock awards currently held. In addition, at each meeting, the Human Resources Committee reviews a summary of the equity position for each executive for those awards that have vested and those that will vest in the future. These analyses were used to help the Human Resources Committee ensure that:

•	The executive team has a significant forfeitable equity stake; and

•	The amount earned by executives is appropriate at various performance levels.

The Human Resources Committee believes that the compensation program design is appropriate based on internal and external benchmarks. Most importantly, the Human Resources Committee believes that the compensation program appropriately rewards stockholder value creation.

Elements of Compensation

Base Salary

During 2014, we limited NEO merit increases to no more than approximately five percent, except for Mr. Hyatt who received a salary adjustment of approximately 19 percent to better align his pay with that of the market for chief financial officers in comparable companies.

NEO Base Salary Increases
Name	2013 Ending Base Salary	2014 Ending Base Salary	Percent Increase	Justification for Increase
Key	$830,000	$875,000	5.4%	Annual merit increase to recognize solid performance of the business
Hyatt	$430,000	$510,000	18.6%	Better align salary with competitive market and recognition of continued outstanding performance
Yergin	$620,000	$635,500	2.5%	Annual merit increase to recognize continued outstanding performance
Gupta	$575,000	$590,000	2.6%	Annual merit increase to recognize continued outstanding performance
Sweeney	$450,000	$470,000	4.4%	Annual merit increase to recognize continued outstanding performance

In establishing the base salaries for our executive officers, we target the 50th percentile of market-based salaries. We believe it is critical that we recruit and retain the best available talent to serve as our executive leaders. In the last three years, our market capitalization has increased by 45 percent and our revenue has increased by 68 percent. With the anticipation that this growth will continue, we aim to recruit and retain leaders with the skills to lead a company significantly larger than what we are today. In some cases, this may require a salary above the 50th percentile.

Annual Bonus

Our annual bonus is intended to motivate superior operational and financial performance on a year-over-year basis, provide annual recognition of performance, and align performance with our business strategy and objectives. Target incentive opportunities are intended to be competitive with market practice. However, to emphasize pay for performance, payouts are a function of performance and not a result of market benchmarking of the payouts of the peer group.

In 2014, the NEOs had the following target annual bonus opportunities, as a percentage of base salary. The target opportunities are generally based on the 50th percentile market data from our benchmarking analysis, as well as considerations for internal equity.

NEO Bonus Targets
Name	2014 Bonus Target as a Percentage of Salary	Change from 2013 (if applicable)
Key	120%	Increased from 100% to align with scope and impact of position and more heavily weight performance compensation
Hyatt	75%	Increased from 65% to align with scope and impact of position and to reflect anticipated role progression
Yergin	100%	No change from 2013
Gupta	75%	No change from 2013
Sweeney	85%	No change from 2013

Our NEO’s annual bonuses for 2014 were based on four metrics: Free Cash Flow, Adjusted EBITDA Margin, Revenue, and Customer Delight. After the close of the year, performance against these metrics was measured to determine the bonus earned. Our metrics and how we performed against those metrics is described in the following table.

2014 Bonus Calculation
Metric	Weighting	2014 Target Goal	2014 Results	Bonus Level Achieved (1)
Free Cash Flow	30%	$460 Million	$513.6 Million	100% (2)
Adjusted EBITDA Margin	25%	31.0%	30.9%	86%
Revenue	25%	$2.255 Billion	$2.231 Billion	78%
Customer Delight	20%	71%	71%	100%

(1)	Percentage of target earned is interpolated between threshold and maximum goals set by the Company.

(2)	Free Cash Flow payout was limited to 100% funding based on overall company financial performance.

Due to final performance results for fiscal year 2014 versus our internal goals, the NEOs, other than the CEO, decided to limit their bonuses to 80 percent of target. The CEO decided to limit his bonus to 50 percent of target.

The bonus earned for the Customer Delight portion, which constituted 25 percent of the final bonus payment, was paid to the NEOs in the form of IHS common stock to better align executive officers with stockholders as well as with all other colleagues who receive an equity award when Customer Delight goals are met. Our Customer Delight Program is an on-going, dedicated effort to gauge our customers’ preferences and product needs through surveys and follow-up contacts. Not only do we want satisfied customers, we want customers who are delighted with the products and services we deliver.

Equity Incentives

Our equity incentive awards are intended to align executives with stockholders, drive long-term value in the organization, provide for significant long-term retention, and match competitive compensation practices. In 2014, our NEOs received equity grants that were exclusively performance-based. All of our equity incentives are granted under our Amended and Restated 2004 Long-Term Incentive Plan (the "Plan").

Performance-Based Restricted Stock Units. Performance-Based Restricted Stock Units (“PSUs”) strongly align executives to our financial performance and our stock price. The goals for our PSUs have consistently been based on revenue and Adjusted EBITDA. The Human Resources Committee feels that these goals are key drivers of long-term stockholder value. The awards are denominated and paid in shares of IHS stock so that executives are aligned with stockholders during the performance period.

PSU Performance Periods. We have a three-year cycle for our performance grants. Prior to the beginning of the first year in the cycle, we establish the revenue and Adjusted EBITDA goals for the third year of the cycle. For example, in the fall of 2011, we set the performance metrics for the PSUs that were granted in 2012 and vested in January 2015, based on revenue and Adjusted EBITDA performance for the 2014 fiscal year. In the fall of 2013, we set the performance metrics for the PSUs that were granted in 2014 and will vest in January 2017, based on 2016 fiscal year results. The PSUs that vested in January 2015, based on 2014 performance, are described further below.

The granting of these three-year PSUs annually provides a long-term view but also provides overlapping cycles so that every year of performance is critical as we work toward meeting our three-year goals. The Human Resources Committee sets what it believes to be challenging performance goals for revenue and Adjusted EBITDA. On average, over the last five years, our annual revenue goal has increased by approximately 20 percent and our annual Adjusted EBITDA goal has increased by approximately 40 percent. Our method of setting goals three years in advance requires continuous year-over-year growth in order for the Company to meet the metrics established for a particular performance year.

Sample Payout Schedule for Performance Plan
Additionally, during 2013, we completed an acquisition of a magnitude that was not contemplated when we originally set our three-year goals for PSUs tied to year-end 2014 and 2015 company performance. Because of this acquisition, in accordance with provisions in the Plan to adjust performance targets on outstanding awards for unusual events, we increased the revenue and Adjusted EBITDA goals for PSUs tied to 2014 and 2015 fiscal years’ performances. We did this because, had we left the metrics as originally planned, we believed PSU recipients would have received an enlargement of benefits not intended in the original award design.

PSUs Granted in 2014. PSUs granted in fiscal year 2014 to each of our NEOs will be earned at the end of fiscal year 2016 if specified performance goals are met, as described in the table below.

Metrics for Performance-Based Restricted Stock Units Granted in 2014
			Percentage of Target
Metric	Weighting	Payout Level	Shares Earned (1)
		Threshold	50%
2016 Corporate Revenue	50%	Target	100%
		Maximum	175%
		Threshold	50%
2016 Corporate Adjusted EBITDA	50%	Target	100%
		Maximum	175%
(1)    If threshold levels are not met, zero percent is earned for that measure.

During 2014, the NEOs were granted the following PSUs tied to 2016 Company performance:

Name	Total PSUs Granted in 2014 at Target Company Performance
Key	40,000
Hyatt	15,000
Yergin	20,000
Gupta	10,000
Sweeney	10,000

Awards of PSUs were generally granted in February 2014 in connection with our annual equity incentive program. Mr. Hyatt received 10,000 PSUs in connection with the annual equity incentive program and an additional 5,000 PSUs in July 2014 to better align his compensation with other chief financial officers in comparable companies.

For the annual equity incentive program, we generally target a higher market range for equity than for cash compensation. We do this to provide a heavier emphasis on long-term performance and stockholder value. When establishing the grant value of equity awards, we consider a market range between the 50th and 75th percentile, but actual awards are based on the Human Resources Committee's evaluation of performance, potential, and an analysis of outstanding unvested equity. Pursuant to the terms of his employment agreement, Dr. Yergin is eligible to receive annual grants of 20,000 PSUs through 2015.

PSUs Vested Based on 2014 Performance. The table below shows the payout levels for PSUs that vested based on 2014 revenue and Adjusted EBITDA performance, and the number of shares earned by each of our NEOs, except for Mr. Gupta who was not an employee of IHS in 2012 and thus did not vest in PSUs for 2014 performance.

2014 Performance Stock Unit Payouts by NEO
Name	Target PSUs Granted in 2012	Percentage of Target Earned	Actual Shares Earned
Key	40,000	126%	50,400
Hyatt	8,000	126%	10,080
Yergin	20,000	126%	25,200
Sweeney	5,000	126%	6,300

Time-Based Restricted Stock Units. Our equity incentives for NEOs are focused on PSUs to provide the strongest link to stockholder value creation; however, we believe Restricted Stock Units (“RSUs”) that require continued employment over a period of time are sometimes necessary to provide retention benefits or to provide adequate incentives to recruit the most critically talented individuals to join our leadership team. In 2014, we did not grant any time-based RSUs to our NEOs.

Stock Ownership Guidelines

The Human Resources Committee believes that senior management should have a significant equity interest in the Company. In order to promote equity ownership and further align the interests of management with our stockholders, the Human Resources Committee has stock retention and ownership guidelines for the NEOs and certain other executive officers and key employees.

Name	Multiple of Salary Required to Hold in Equity
Key	5
Yergin	4
Other Executive Officers	3

Executive officers with holding requirements have five years after the date of their respective appointment as an executive officer to become compliant with the holding requirements. As of the Record Date, Messrs. Key and Hyatt and Dr. Yergin were in compliance with the ownership guidelines. Messrs. Gupta and Sweeney had not yet reached their respective compliance deadlines.

Retirement Benefits and Perquisites

We sponsor a qualified defined benefit plan and an unfunded nonqualified benefit plan for U.S. employees, including the NEOs, who were employed prior to January 1, 2012. In July 2014, we discontinued future accruals to these plans, primarily as a result of the cost, the complexity of merging our retirement plans with those of our acquired companies, and the general movement of U.S. companies to not provide defined benefit plans. Mr. Gupta was never eligible for these plans because he joined after January 1, 2012. We also sponsor a Defined Contribution Plan (“401(k)”). In lieu of future accruals to the defined benefit plans, we now provide an annual non-elective contribution of 1.5 percent of eligible salary to the 401(k) accounts of eligible employees if they are active employees at the end of the calendar year. In addition, U.S. colleagues are eligible to receive up to a 4.5 percent match to employee contributions to the 401(k).

Beginning in January 2015, our most senior level U.S. colleagues, including our NEOs, are also eligible to participate in a voluntary deferred compensation program through which they can defer a portion of their annual cash compensation; however, the Company does not provide any matching contributions or interest payments on amounts deferred. Deferrals are invested in the same funds as the 401(k).

We also provide our NEOs with life and medical insurance, and other benefits generally available to all employees. Overall, the Human Resources Committee believes that the Company provides only de minimis perquisites to our executive officers. None of our NEOs received perquisites above the applicable reporting threshold during fiscal year 2014.

Employment Contracts, Termination of Employment Arrangements, and Change in Control Arrangements

In prior years, we entered into employment agreements with Messrs. Key, Gupta, and Hyatt and Dr. Yergin, and in 2014, we entered into an employment agreement with Mr. Sweeney. The agreements do not entitle the NEO to employment for any specified period of time, but they do provide a description of what is expected of the NEO, compensation elements for which they are eligible, and benefits due to them, if any, upon termination of employment. The employment agreements exclude any protection in the event the NEO chooses to voluntarily terminate employment, unless it is for Good Reason in the case of Mr. Key and Dr. Yergin, as described in "Executive Employment Agreements."

The particular events that trigger benefits upon employment termination are based on common practices within our peer group for executive severance protections.

Providing severance and other protections enables the following:

•	Neutrality with respect to a potential change in control that allows an executive to focus on stockholder interest and not future employment;

•	Retention of executives involved in the negotiation, consummation, and/or implementation of a change in control;

•	Attracting executives from other industries and geographical regions;

•	Competitive employment arrangements; and

•	Bridge to future employment opportunities.

In the event of any change in control scenario, other than with respect to the acceleration of vesting of stock awards, a double trigger (ownership change and subsequent termination of employment) is required before any benefits under the arrangement are due to the NEO. The termination benefits are intended to be average versus the market and designed to protect stockholder value.

Impact of Accounting and Tax Treatment

The Human Resources Committee considers the anticipated accounting and tax treatment to IHS and to the NEOs in its decision-making process. From an accounting perspective, the Human Resources Committee wishes to ensure that there are no significant negative accounting implications due to the design of the compensation program.

The short-term and equity incentive plans are generally designed to meet the requirements of Section 162(m) of the Internal Revenue Code. However, the Human Resources Committee may in the future take actions that it determines are necessary or appropriate to further the best interests of stockholders or to achieve our compensation objectives, but that could cause us to lose all or part of the deduction under Section 162(m) of the Internal Revenue Code.

Our compensation program is also designed with Section 409A of the Internal Revenue Code in mind, so as to avoid additional taxes for our executive officers.

Executive Compensation Tables

2014 Summary Compensation Table

The following summary compensation table sets forth information concerning aggregate compensation earned by or paid to: (i) each person who served as our CEO during the fiscal year; (ii) each person who served as our Principal Financial Officer during the year; and (iii) our three other most highly compensated executive officers who served in such capacities as of November 30, 2014. As noted above, we refer to these individuals as our “named executive officers” or “NEOs”.

2014 SUMMARY COMPENSATION TABLE
					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
				Incentive	Deferred
			Stock	Plan	Compensation	All Other
		Salary	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Scott Key	2014	863,750	4,523,200	525,000	68,528	16,800	5,997,278
President and	2013	752,500	6,012,850	526,899	36,372	12,675	7,341,296
Chief Executive Officer	2012	599,615	4,018,270		75,390	12,323	4,705,598
Todd Hyatt (5)	2014	463,538	1,811,500	278,121	39,139	16,421	2,608,719
Executive Vice President and	2013	347,846	1,392,925	162,242	11,706	12,118	1,926,837
Chief Financial Officer
Daniel Yergin	2014	631,625	2,261,600	508,400	38,720	16,745	3,457,090
Vice Chairman	2013	615,077	2,073,400	434,000	61,508	12,585	3,196,570
	2012	602,308	2,336,360	—	66,086	12,330	3,017,084
Anurag Gupta (5)	2014	586,250	1,130,800	354,000	—	16,662	2,087,712
Executive Vice President,	2013	387,019	2,526,750	201,801	—	95,021	3,210,591
Strategy, Products and Operations
Brian Sweeney (5)	2014	465,000	1,130,800	319,600	22,287	4,079	1,941,766
Senior Vice President,
Global Sales

(1)
Reflects the grant-date fair value of PSUs assuming target performance level. The value of these awards is calculated in accordance with FASB ASC Topic 718. Any estimated forfeitures are excluded from values reported in this table. For a discussion of the assumptions made in valuing these awards and a description of how we factor forfeitures into our overall equity compensation expense, refer to the “Stock-based Compensation” footnote to our financial statements contained in our Annual Reports on Form 10-K for the fiscal years ended November 30, 2012, 2013, and 2014, respectively.

The value of PSUs in the table above is based on the shares that would be received should the target performance be met. In addition, the PSUs have a maximum payout of 175 percent of target, provided a stretch performance goal is met. A comparison of the value of the company-based PSUs at target and maximum performance level is described in the table below.

Value of PSUs Granted During Fiscal Year 2014
Name	Grant Date Value of PSUs at Target Performance Level ($)	Grant Date Value of PSUs at Maximum Performance Level ($)
Key	4,523,200	7,915,600
Hyatt	1,811,500	3,170,125
Yergin	2,261,600	3,957,800
Gupta	1,130,800	1,978,900
Sweeney	1,130,800	1,978,900

(2)
Represents bonus payments that were paid following the close of the fiscal year for which they were earned. In 2014, prior to the time the bonus amounts would have been determined and approved, the NEOs elected to limit their bonus amounts to 80 percent of target, except for Mr. Key, who elected to limit his bonus to 50 percent of target.

In 2014, the portion of the bonus potential tied to Customer Delight was paid in shares of IHS stock to each of the NEOs, except Mr. Key who did not receive a payout for the Customer Delight portion of his bonus because he elected to limit his bonus to 50 percent of target.
A 30-day stock price average as of November 18, 2014 ($127.64) was used to determine the number of shares paid. The 2014 payments in cash and stock are as follows:

Name	2014 Bonus Paid in Cash ($)	2014 Bonus Paid in Stock ($)	Total Bonus ($)
Key	525,000	—	525,000
Hyatt	208,590	69,530	278,120
Yergin	381,300	127,100	508,400
Gupta	265,500	88,500	354,000
Sweeney	239,700	79,900	319,600

(3)
Amounts represent the aggregate increase in actuarial value to the NEO of pension benefits accrued during the fiscal year based on the November 30th measurement date used for financial statement reporting purposes. Assumptions used to calculate the change in pension value are discussed in the note “Pensions and Postretirement Benefits" to our financial statements contained in our Annual Reports on Form 10-K for the fiscal years ended November 30, 2012, 2013 and 2014, respectively. In July 2014, we discontinued future accruals to these plans.

(4)	The table below provides a breakdown of Other Annual Compensation in 2014 for each of our NEOs.

All Other Compensation
Name	401(k) Company Contributions ($)	Dollar Value of Life Insurance Premiums ($)	Total ($)
Key	15,600	1,200	16,800
Hyatt	15,337	1,084	16,421
Yergin	15,600	1,145	16,745
Gupta	15,600	1,062	16,662
Sweeney	3,254	825	4,079

(5)	For Messrs. Hyatt, Gupta, and Sweeney, compensation is shown only for the years that they were NEOs.

2014 Grants of Plan-Based Awards During Fiscal Year

The following table provides information regarding grants of plan-based awards to each of our named executive officers during fiscal year 2014. During fiscal year 2014, none of the NEOs received any stock options or stock awards other than the PSUs described in the table below under the column titled "Estimated Future Payouts Under Equity Incentive Plan Awards."

2014 GRANTS OF PLAN-BASED AWARDS

									Grant
									Date Fair
			Estimated Future Payouts			Estimated Future Payouts			Value of
			Under Non-Equity			Under Equity			Stock and
		Date	Incentive Plan Awards (1)			Incentive Plan Awards (2)			Option
	Grant	Award	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
Name	Date	Approved	($)	($)	($)	(#)	(#)	(#)	($)(3)
Key			357,000	1,050,000	1,575,000
	2/1/2014	12/10/2013				20,000	40,000	70,000	4,523,200
Hyatt			118,201	347,651	521,476
	2/1/2014	12/10/2013				5,000	10,000	17,500	1,130,800
	7/1/2014	6/25/2014				2,500	5,000	8,750	680,700
Yergin			216,070	635,500	953,250
	2/1/2014	12/10/2013				10,000	20,000	35,000	2,261,600
Gupta			150,450	442,500	663,750
	2/1/2014	12/10/2013				5,000	10,000	17,500	1,130,800
Sweeney			135,830	399,500	599,250
	2/1/2014	12/10/2013				5,000	10,000	17,500	1,130,800

(1)
The amounts in these columns reflect ranges of possible payouts under our 2014 annual incentive plan. Under this plan, threshold performance must be met in order for there to be any payout. We made various assumptions to determine the estimated payouts shown in the table above, including:

•Threshold amounts assume financial performance payout at 30 percent and Customer Delight performance payout at 50 percent.
•Target amounts assume financial and Customer Delight performance payout at 100 percent.
•Stretch, or maximum, amounts assume financial and Customer Delight performance payout at 150 percent.

(2)
These awards represent shares of our common stock underlying PSUs granted to our NEOs under the Plan. The vesting of these awards is described under "Narrative Disclosure to 2014 Summary Compensation Table and 2014 Grants of Plan-Based Awards Table" below.

(3)
The grant date fair value of PSUs is calculated by multiplying the fair market value of a share of our common stock, as determined under the Plan, on the grant date by the target number of shares granted. Under the Plan, the fair market value for a share of our common stock is the average of the high and low trading prices on the date of grant.

Narrative Disclosure to 2014 Summary Compensation Table and 2014 Grants of Plan-Based Awards Table
In fiscal year 2014, all of our non-equity and equity incentive compensation awards were made under and subject to the terms of the Plan.
In 2014, as summarized in the table below, we granted PSUs with company-based performance metrics to each of the NEOs. (See “Compensation Discussion and Analysis—Elements of Compensation—Equity Incentives—Performance-Based Restricted Stock Units.”) These PSUs will be earned after the end of fiscal year 2016 if specified performance goals are met. The awards are paid in shares of common stock, and have dividend equivalent rights that are payable only if the underlying awards vest.

Terms of Performance-Based Restricted Stock Units Granted
Name	Grant Date	Performance-Based Restricted Stock Units Granted	Vesting Terms
Key	2/1/14	40,000	100% tied to 2016 Company performance
Hyatt	2/1/14	10,000	100% tied to 2016 Company performance
	7/1/14	5,000	100% tied to 2016 Company performance
Yergin	2/1/14	20,000	100% tied to 2016 Company performance
Gupta	2/1/14	10,000	100% tied to 2016 Company performance
Sweeney	2/1/14	10,000	100% tied to 2016 Company performance
TOTAL PERFORMANCE-BASED GRANTS		95,000
Outstanding Equity Awards at 2014 Fiscal Year-End
The following table sets forth information concerning the current holdings of stock options, RSUs, and PSUs by our NEOs as of November 30, 2014, the last day of our fiscal year 2014. The market value of the shares set forth under the “Stock Awards” column was determined by multiplying the number of unvested or unearned shares by $122.46, the closing price of our common stock on November 30, 2014, the last day of our fiscal year. None of the NEOs had outstanding stock options, vested or unvested, at the end of the fiscal year.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END
	STOCK AWARDS

			Market	Equity Incentive	Equity Incentive
	Number		Value	Plan Awards:	Plan Awards:
	of Shares		of Shares	Number of	Market or Payout
	or Units		or Units	Unearned	Value of Unearned
	of Stock		of Stock	Shares, Units or	Shares, Units or
	That Have		That Have	Other Rights That	Other Rights That
	Not Vested		Not Vested	Have Not Vested	Have Not Vested
Name	(#)		($)	(#)	($)
Key	60,400	(1)	7,396,584	80,000 (6)	9,796,800
Hyatt	11,580	(2)	1,418,087	23,000 (6)	2,816,580
Yergin	120,200	(3)	14,719,692	40,000 (6)	4,898,400
Gupta	5,000	(4)	612,300	25,000 (6)	3,061,500
Sweeney	6,300	(5)	771,498	15,000 (6)	1,836,900

(1)	Consists of 10,000 RSUs and 50,400 PSUs. The RSUs vested on December 15, 2014 and the PSUs vested at 126 percent of target on January 14, 2015, based on 2014 financial performance.

(2)
Consists of 10,080 PSUs that vested at 126 percent of target on January 14, 2015, based on 2014 financial performance and 1,500 PSUs that vested at 100 percent of target (no above target was provided in this grant) on January 14, 2015.

(3)
Consists of 95,000 RSUs and 25,200 PSUs. The RSUs vest as follows: 20,000 on July 1, 2015 and 25,000 on each of July 1, 2016, July 1, 2017 and July 1, 2018. The PSUs vested at 126 percent of target on January 14, 2015, based on 2014 financial performance.

(4)	Consists of 5,000 RSUs that will vest on April 15, 2015.

(5)	Consists of 6,300 PSUs that vested at 126 percent of target on January 14, 2015, based on 2014 financial performance.

(6)
These awards consist of PSUs that may vest, depending upon Company performance in 2015 and 2016, respectively. The PSUs have three primary vesting levels: threshold, target, and maximum. If threshold performance is not met, the award will be forfeited. The column titled "Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested" reports the number of PSUs that would vest if the target performance metrics were met. The following table shows the comparison of PSUs that would vest if threshold, target, or maximum performance metrics were met. Provided the threshold performance metrics are met, the actual number of PSUs that will vest will be prorated between threshold and target or target and maximum, depending upon the actual performance achieved.

Unearned PSUs Outstanding at End of Fiscal Year 2014
		Threshold		Target		Maximum
			Market		Market		Market
		Number of	Value of	Number of	Value of	Number of	Value of
		Unearned	Unearned	Unearned	Unearned	Unearned	Unearned
		Units That	Units That	Units That	Units That	Units That	Units That
		Have Not	Have Not	Have Not	Have Not	Have Not	Have Not
	Performance	Vested	Vested	Vested	Vested	Vested	Vested
Name	Year	(#)	($)	(#)	($)	(#)	($)
Key	2015	20,000	2,449,200	40,000	4,898,400	70,000	8,572,200
	2016	20,000	2,449,200	40,000	4,898,400	70,000	8,572,200
Hyatt	2015	4,000	489,840	8,000	979,680	14,000	1,714,440
	2016	7,500	918,450	15,000	1,836,900	26,250	3,214,575
Yergin	2015	10,000	1,224,600	20,000	2,449,200	35,000	4,286,100
	2016	10,000	1,224,600	20,000	2,449,200	35,000	4,286,100
Gupta	2015	7,500	918,450	15,000	1,836,900	26,250	3,214,575
	2016	5,000	612,300	10,000	1,224,600	17,500	2,143,050
Sweeney	2015	2,500	306,150	5,000	612,300	8,750	1,071,525
	2016	5,000	612,300	10,000	1,224,600	17,500	2,143,050

Option Exercises and Stock Vested During Fiscal Year 2014
The following table sets forth information concerning the number of shares acquired and dollar amounts realized by each of our NEOs during the fiscal year ended November 30, 2014 on the vesting of RSUs and PSUs. None of our NEOs had any stock options during 2014.

Option Exercises and Stock Vested During Fiscal Year 2014

	Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting (1)
Name	(#)	($)
Key	79,218	9,319,106
Hyatt	12,534	1,509,694
Yergin	54,600	6,768,720
Gupta	5,000	592,200
Sweeney	13,900	1,646,160

(1)
Value realized on vesting is calculated by multiplying the number of shares vesting by the average of the high and low trading prices on the vesting date (the fair market value as authorized in the Plan). The value realized upon vesting does not necessarily reflect the actual proceeds that may have been or will in the future be received by the named executive officer upon the sale of the shares that vested. Excludes shares given to the NEOs as part of their 2013 bonus and included as 2013 compensation under the column titled "Non-Equity Incentive Compensation" in the 2014 Summary Compensation Table.

Pension Benefits
Prior to July 2014, IHS sponsored a tax-qualified defined benefit pension plan (U.S. RIP) for all U.S. employees employed prior to January 1, 2012. The U.S. RIP was frozen in July 2014 and all future benefit accruals have ceased. Mr. Gupta is not eligible for pension benefits because he joined after January 1, 2012. The Company also sponsors a nonqualified supplemental retirement plan (SIP) to provide benefits to participants that are limited by Internal Revenue Code limits that apply to tax-qualified defined benefit plans. The SIP was also frozen in July 2014 as it was directly linked to the U.S. RIP. Under the Internal Revenue Code, the maximum permissible benefit from the qualified plan for retirements in 2014 is $210,000 and annual compensation exceeding $260,000 in 2014 cannot be considered in computing the maximum permissible benefit under the plan. Benefits under the SIP replace the benefits that would have been provided if the Internal Revenue Code limits were not in place.
The table below sets forth the present value of accumulated benefits payable at age 65 (or later date if applicable) as of November 30, 2014.

2014 Pension Benefits
Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)
Key	U.S. RIP (Qualified)	8.2	177,469
	SIP (Supplemental)	8.2	173,716
Hyatt	U.S. RIP (Qualified)	10.2	191,363
	SIP (Supplemental)	10.2	20,509
Yergin	U.S. RIP (Qualified)	8.2	254,468
	SIP (Supplemental)	8.2	313,108
Sweeney	U.S. RIP (Qualified)	2.8	31,779
	SIP (Supplemental)	2.8	18,793
Accrued Benefit
The accrued benefit is calculated according to the formula outlined below:

Formula A:	Benefit accrued as of April 30, 2006 equals (i)+(ii)+(iii):

i.	1.25 percent of highest five years' average compensation in last 10 years as of April 30, 2006 up to covered compensation times years of benefit service (maximum 30 years), plus

ii.	1.70 percent of highest five years' average compensation in last 10 years as of April 30, 2006 in excess of covered compensation times years of benefit service (maximum 30 years), plus

iii.	0.5 percent of highest five years' average compensation in last 10 years as of April 30, 2006 times years of benefit service in excess of 30 years.
Plus

Formula B:	From May 1, 2006 to February 28, 2011, 15 percent of pensionable earnings, payable at age 65 as a lump sum pension.
Plus

Formula C:	From March 1, 2011 to July 11, 2014, 10 percent of pensionable earnings, payable at age 65 as a lump sum pension.

Vesting
Participants are 100 percent vested in their benefit at the earlier of the time they are credited with three years of vesting service or the date they reach age 65. Vesting may be accelerated in years in which the Company makes a transfer of surplus plan assets to the retiree medical accounts to provide for retiree medical coverage. Participants who were eligible employees as of May 1, 2006 are fully vested.

Retirement Eligibility
Normal retirement age under the plan is 65, but a participant who terminates employment with at least ten years of vesting service may retire as early as age 55. Under Formula A above, participants who terminate employment after age 55 with ten years of vesting service will receive a benefit reduction equal to 0.5 percent for each month that benefit commencement precedes age 62. Participants who terminate employment before age 55 with ten years of vesting service will receive a benefit reduction equal to 0.5 percent for each month that benefit commencement precedes age 65. Formula A will be actuarially reduced for benefit commencements prior to age 55.
Under Formulas B and C, participants who terminate prior to age 65 will receive a benefit reduction equal to 4.5 percent compounded annually for each year commencement precedes age 65.

Potential Payments upon Termination or Change in Control

The Company has entered into certain agreements that provide for compensation to the NEOs in the event of certain forms of termination of employment, including a change in control. Each of the current NEOs has an employment agreement with the Company. All of the NEOs benefit from accelerated vesting of all or a portion of their equity awards following certain termination events, pursuant to the terms of their equity award agreements.

In addition to the amounts discussed in the tables below, all of the NEOs may receive payouts from our qualified plans in the same manner that any salaried employee would (for instance, life or disability insurance payouts, pension plan payouts, or similar benefits).

The tables below provide details of the nature and amounts of compensation to each NEO, assuming a hypothetical termination on November 30, 2014, the last day of our most recent fiscal year. The tables are based on the following four scenarios:

1.	Voluntary Termination Other Than for Good Reason or Involuntary Termination for Cause

This category refers to voluntary terminations by the executive other than for Good Reason (including resignations, retirements, or other terminations by mutual agreement, as defined below) as well as terminations by the company for Cause (including willful failure to perform material duties).

2.	Involuntary Termination Without Cause or Termination for Good Reason without Change in Control

This category refers to voluntary terminations by the executive for Good Reason or involuntary terminations by the Company without Cause. This form of termination covers events outside of a change in control context.

Mr. Key and Dr. Yergin have Good Reason protections absent a change in control; the other NEOs do not.

For Mr. Key, “Good Reason” is defined as any breach by the Company of its material obligations under the employment agreement, excluding immaterial actions (or failures of action) not taken (or omitted to be taken) in bad faith and which, if capable of being remedied, are remedied by the Company within 30 days of receipt of notice.

For Dr. Yergin, “Good Reason” is defined the same way, but also may be triggered if Dr. Yergin's principal location of work is moved more than 50 miles (other than any relocation recommended or consented to by Dr. Yergin); it being understood that Dr. Yergin may be required to travel on business to other locations as may be required or desirable in connection with the performance of job duties.

3.	Involuntary Termination Without Cause or Termination for Good Reason with a Change in Control

Within each NEO's employment agreement, and under the Plan, “change in control” is defined as follows:

•
the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of the beneficial ownership of securities of the Company possessing more than 50 percent of the total combined voting power of all outstanding securities of the Company;

•
a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than 50 percent of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation;

•
a reverse merger in which the Company is the surviving entity but in which securities possessing more than 50 percent of the total combined voting power of all outstanding voting securities of the Company are transferred to or acquired by a person or persons different from the persons holding directly or indirectly those securities immediately prior to such merger;

•	the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

•	the approval by the stockholders of a plan or proposal for the liquidation or dissolution of the Company; or

•
as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who are members of the Board before the Transaction will cease to constitute a majority of the board of directors of the Company or any successor thereto.

For our NEOs with employment agreements, “Good Reason” following a change in control is defined as follows:

•	the material diminution of position (including titles and reporting relationships), duties or responsibilities, excluding immaterial actions not taken in bad faith;

•
the breach by the Company of any of its material obligations under the employment agreement, excluding immaterial actions (or failures of action) not taken (or omitted to be taken) in bad faith and which, if capable of being remedied, are remedied by the Company within 30 days after receipt of such notice thereof; or

•
the Company's relocation of the executive's principal location of work by more than 50 miles (other than any relocation recommended or consented to by the executive); it being understood that the executive may be required to travel on business to other locations as may be required or desirable in connection with the performance of job duties.

For all NEOs, unvested equity awards (including PSUs and time-based RSUs) vest automatically in the event of a change in control, and other severance is earned if they are terminated involuntarily without Cause or voluntarily with Good Reason within 15 months following a change in control.

4.    Death or Disability

For all equity compensation awards under the Plan, “Disability” is defined as a mental or physical illness that entitles one to receive benefits under the Company's long-term disability plan.

Potential Post-Termination Payments Table — Key

Payments Upon Separation	Voluntary Termination Other Than For Good Reason or Involuntary Termination for Cause ($)	Involuntary Termination Without Cause or Termination for Good Reason (not Related to Change in Control) ($)	Involuntary Termination Without Cause or Termination for Good Reason (Change in Control) (4) ($)	Death ($)	Disability ($)
Cash Compensation:
Cash Severance (1)	—	2,887,500	3,850,000	—	—
Bonus Compensation (1)	—	1,050,000	1,050,000	1,050,000	1,050,000
Long-Term Incentive Compensation:
Performance-Based RSUs (PSUs) (2)	—	—	14,695,200	14,695,200	14,695,200
Time-Based RSUs (3)	—	—	1,224,600	1,224,600	1,224,600
Benefits & Perquisites:
Retirement Enhancement (5)	—	31,412	31,412	—	—
Welfare Benefits Continuation (6)	—	23,049	30,732	—	—
Outplacement Assistance	—	18,000	18,000	—	—
Excise Tax & Gross-Up (7)	—	—	10,518,820	—	—
Total	—	4,009,961	31,418,764	16,969,800	16,969,800

(1)
Mr. Key receives a multiple of base salary and target bonus (1.5X for a termination without Cause or for Good Reason, 2X if termination follows a Change in Control) plus a bonus payment at Target (following termination due to Change in Control) or at actual results for the year (following termination outside of a Change in Control - presented at Target in this table). The terms of our short-term incentive program provide for a pro-rata bonus payment at Target in the event of death or Disability - presented at Target in this table.

(2)
The value for PSUs is based on the Company's stock price at the end of the 2014 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance after the Board has certified the results. All unvested PSUs vest at Target in the event of death, Disability, or Change in Control, and are forfeited in other forms of termination.

(3)	The value of time-based RSUs is based on the Company's stock price at the end of the 2014 fiscal year. Mr. Key's time-based RSU awards vest in the event of death, Disability, or Change in Control.

(4)	Equity awards vest in the event of a Change in Control (i.e., single-trigger); other severance is earned for a qualified termination following a Change in Control.

(5)
Mr. Key receives a retirement enhancement in the event of termination without Cause or for Good Reason (either in the event of a Change in Control or outside of one). This is an actuarially calculated value equal to a two-year credit in the retirement programs in which the executive participates. As a result of the U.S. RIP and the SIP freeze on July 11, 2014, this enhancement results in a value of $31,412.

(6)	Mr. Key receives welfare benefits continuation under certain termination scenarios equal to 18 months (outside of a Change in Control) or 24 months (following a Change in Control).

(7)
Mr. Key is eligible to receive an additional payment sufficient to offset the levying of an excise tax on excess parachute payments (as defined by section 280(g) of the Internal Revenue Code). This payment is only triggered in the event of a Change in Control. Mr. Key is in an excise tax position as of November 30, 2014.

Potential Post-Termination Payments Table — Hyatt

Payments Upon Separation	Voluntary Termination Other Than For Good Reason or Involuntary Termination for Cause ($)	Involuntary Termination Without Cause (not Related to Change in Control) ($)	Involuntary Termination Without Cause or Termination for Good Reason (Change in Control) (4) ($)	Death ($)	Disability ($)
Cash Compensation:
Cash Severance (1)	—	1,338,750	1,785,000	—	—
Bonus Compensation (1)	—	382,500	382,500	382,500	382,500
Long-Term Incentive Compensation:
Performance-Based RSUs (PSUs) (2)	—	—	3,979,950	3,979,950	3,979,950
Time-Based RSUs (3)	—	—	—	—	—
Benefits & Perquisites:
Retirement Enhancement	—	—	—	—	—
Welfare Benefits Continuation (5)	—	23,049	30,732	—	—
Outplacement Assistance	—	18,000	18,000	—	—
Excise Tax & Gross-Up (6)	—	—	—	—	—
Total	—	1,762,299	6,196,182	4,362,450	4,362,450

(1)
Mr. Hyatt receives a multiple of base salary and target bonus (1.5X for a termination without Cause, 2X if termination follows a Change in Control) plus a pro-rata bonus payment at Target (following termination due to Change in Control) or at actual results for the year (following termination outside of a Change in Control - presented at Target in this table). The terms of our short-term incentive program provide for a pro-rata bonus payment at Target in the event of death or Disability - presented at Target in this table.

(2)
The value for PSUs is based on the Company's stock price at the end of the 2014 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance after the Board has certified the results. All unvested PSUs vest at Target in the event of death, Disability, or Change in Control, and are forfeited in other forms of termination.

(3)	Mr. Hyatt did not have any unvested time-based RSUs at the end of the 2014 fiscal year.

(4)	Equity awards vest in the event of a Change in Control (i.e., single-trigger); other severance is earned for a qualified termination following a Change in Control.

(5)	Mr. Hyatt receives welfare benefits continuation under certain termination scenarios equal to 18 months (outside of a Change in Control) or 24 months (following a Change in Control).

(6)	Mr. Hyatt has no excise tax protections in place.

Potential Post-Termination Payments Table — Yergin

Payments Upon Separation	Voluntary Termination Other Than For Good Reason or Involuntary Termination for Cause ($)	Involuntary Termination Without Cause or Termination for Good Reason (not Related to Change in Control) ($)	Involuntary Termination Without Cause or Termination for Good Reason (Change in Control) (4) ($)	Death ($)	Disability ($)
Cash Compensation:
Cash Severance (1)	—	1,906,500	2,542,000	—	—
Bonus Compensation (1)	—	635,500	635,500	635,500	635,500
Long-Term Incentive Compensation:
Performance-Based RSUs (PSUs) (2)	—	—	7,347,600	7,347,600	7,347,600
Time-Based RSUs (3)	—	11,633,700	11,633,700	5,816,850	5,816,850
Benefits & Perquisites:
Retirement Enhancement	—	—	—	—	—
Welfare Benefits Continuation	—	—	—	—	—
Outplacement Assistance	—	18,000	18,000	—	—
Excise Tax & Gross-Up (5)	—	—	—	—	—
Total	—	14,193,700	22,176,800	13,799,950	13,799,950

(1)
Dr. Yergin receives a multiple of base salary and target bonus (1.5X for a termination without Cause or for Good Reason, 2X if termination follows a Change in Control) plus a bonus payment at Target (following termination due to Change in Control) or at actual results for the year (following termination outside of a Change in Control - presented at Target in this table). A portion of Dr. Yergin's cash payment is made during the year following termination. The terms of our short-term incentive program provide for a pro-rata bonus payment at Target in the event of death or Disability - presented at Target in this table.

(2)
The value for PSUs is based on the Company's stock price at the end of the 2014 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance after the Board has certified the results. All unvested PSUs vest at Target in the event of death, Disability, or Change in Control, and are forfeited in other forms of termination.

(3)
The value of time-based RSUs is based on the Company's stock price at the end of the 2014 fiscal year. Dr. Yergin's unvested award vests in full upon a Change in Control, or for any termination by the Company other than for Cause, or for a termination by Dr. Yergin for Good Reason, and vests at 50 percent for a termination due to death or Disability.

(4)	Equity awards vest in the event of a Change in Control (i.e., single-trigger); other severance is earned for a qualified termination following a Change in Control.

(5)	Dr. Yergin has no excise tax protections in place.

Potential Post-Termination Payments Table — Gupta

Payments Upon Separation	Voluntary Termination Other Than For Good Reason or Involuntary Termination for Cause ($)	Involuntary Termination Without Cause (not Related to Change in Control) ($)	Involuntary Termination Without Cause or Termination for Good Reason (Change in Control) (4) ($)	Death ($)	Disability ($)
Cash Compensation:
Cash Severance (1)	—	1,548,750	2,065,000	—	—
Bonus Compensation (1)	—	442,500	442,500	442,500	442,500
Long-Term Incentive Compensation:
Performance-Based RSUs (PSUs) (2)	—	—	3,061,500	3,061,500	3,061,500
Time-Based RSUs (3)	—	—	612,300	612,300	612,300
Benefits & Perquisites:
Retirement Enhancement	—	—	—	—	—
Welfare Benefits Continuation (5)	—	15,209	20,279	—	—
Outplacement Assistance	—	18,000	18,000	—	—
Excise Tax & Gross-Up (6)	—	—	—	—	—
Total	—	2,024,459	6,219,579	4,116,300	4,116,300

(1)
Mr. Gupta receives a multiple of base salary and target bonus (1.5X for a termination without Cause, 2X if termination follows a Change in Control) plus a pro-rata bonus payment at Target (following termination due to Change in Control) or at actual results for the year (following termination outside of a Change in Control - presented at Target in this table). The terms of our short-term incentive program provide for a pro-rata bonus payment at Target in the event of death or Disability - presented at Target in this table.

(2)
The value for PSUs is based on the Company's stock price at the end of the 2014 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance after the Board has certified the results. All unvested PSUs vest at Target in the event of death, Disability, or Change in Control, and are forfeited in other forms of termination.

(3)	The value of time-based RSUs is based on the Company's stock price at the end of the 2014 fiscal year. Mr. Gupta's time-based RSU awards vest in the event of death, Disability, or Change in Control.

(4)	Equity awards vest in the event of a Change in Control (i.e., single-trigger); other severance is earned for a qualified termination following a Change in Control.

(5)	Mr. Gupta receives welfare benefits continuation under certain termination scenarios equal to 18 months (outside of a Change in Control) or 24 months (following a Change in Control).

(6)	Mr. Gupta has no excise tax protections in place.

Potential Post-Termination Payments Table — Sweeney

Payments Upon Separation	Voluntary Termination Other Than For Good Reason or Involuntary Termination for Cause ($)	Involuntary Termination Without Cause (not Related to Change in Control) ($)	Involuntary Termination Without Cause or Termination for Good Reason (Change in Control) (4) ($)	Death ($)	Disability ($)
Cash Compensation:
Cash Severance (1)	—	705,000	940,000	—	—
Bonus Compensation (1)	—	393,750	393,750	393,750	393,750
Long-Term Incentive Compensation:
Performance-Based RSUs (PSUs) (2)	—	—	2,449,200	2,449,200	2,449,200
Time-Based RSUs (3)	—	—	—	—	—
Benefits & Perquisites:
Retirement Enhancement	—	—	—	—	—
Welfare Benefits Continuation (5)	—	21,397	28,530	—	—
Outplacement Assistance	—	18,000	18,000	—	—
Excise Tax & Gross-Up (6)	—	—	—	—	—
Total	—	1,138,147	3,829,480	2,842,950	2,842,950

(1)
Mr. Sweeney receives a multiple of base salary and target bonus (1.5X for a termination without Cause, 2X if termination follows a Change in Control) plus a pro-rata bonus payment at Target (following termination due to Change in Control) or at actual results for the year (following termination outside of a Change in Control - presented at Target in this table). The terms of our short-term incentive program provide for a pro-rata bonus payment at Target in the event of death or Disability - presented at Target in this table.

(2)
The value for PSUs is based on the Company's stock price at the end of the 2014 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance after the Board has certified the results. All unvested PSUs vest at Target in the event of death, Disability, or Change in Control, and are forfeited in other forms of termination.

(3)	Mr. Sweeney did not have any unvested time-based RSUs at the end of the 2014 fiscal year.

(4)	Equity awards vest in the event of a Change in Control (i.e., single-trigger); other severance is earned for a qualified termination following a Change in Control.

(5)	Mr. Sweeney receives welfare benefits continuation under certain termination scenarios equal to 18 months (outside of a Change in Control) or 24 months (following a Change in Control).

(6)	Mr. Sweeney has no excise tax protections in place.

Executive Employment Agreements

We have entered into an employment agreement with each of our NEOs that sets forth the terms of employment and details the compensation elements and benefits, if any, due to that executive upon termination of employment.

Below are descriptions of the employment agreements with our NEOs. These descriptions are intended to be summaries and do not describe all provisions of the agreements. We file the full text of our NEO employment agreements as exhibits to our public filings with the SEC.

Each of the employment agreements described below provides for certain benefits upon termination of employment (for a summary of these benefits, see “Potential Payments upon Termination or Change in Control” above).

Scott Key. Effective October 31, 2007, we entered into an employment agreement with Mr. Key that included the following provisions.

Term. The agreement has an initial term of one year and it renews automatically on each anniversary of that date for an additional one-year period, unless Mr. Key’s employment is terminated earlier in accordance with the agreement or either party notifies the other party in writing at least 30 days prior to the applicable anniversary of the commencement date.

Base salary, bonus, and benefits. The agreement with Mr. Key provides for a base salary to be reviewed and increased by the Human Resources Committee in its sole discretion (as described under “Compensation Discussion and Analysis” above). Under his agreement, Mr. Key is eligible for an annual bonus pursuant to our then current annual incentive plan. Mr. Key is also entitled to participate in the employee benefits plans, programs, and arrangements as are customarily accorded to our executives. Mr. Key's agreement has been amended as follows: (a) on November 7, 2007, to modify the severance and change in control benefits provided by the agreement (as described in “Potential Payments upon Termination or Change in Control” above); (b) on October 22, 2009, to state that the calculation of performance-related bonus amounts will be based on actual financial results upon involuntary termination without Cause; and (c) on December 3, 2010 and December 31, 2012, to provide that severance becomes payable on termination only when he executes a release of claims in favor of the Company and to make technical changes to assure compliance under Section 409A of the Internal Revenue Code.

Tax indemnity. Under Mr. Key’s agreement, if any amounts or benefits received are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, an additional payment will be made to restore him to the after-tax position that he would have been accorded if the excise tax had not been imposed.

Covenants. Under Mr. Key’s agreement, he has agreed to maintain the confidentiality of our proprietary or confidential information at all times during his employment and thereafter unless first obtaining our prior written consent, and he has assigned to us all of the intellectual property rights in any work product created or developed by him during the term of his employment. He has also agreed not to compete with us during his term of employment and for a restricted period, as described below, after any termination of employment. Mr. Key has also agreed not to solicit, hire, or cause to be hired any of our employees or employees of any of our subsidiaries for or on behalf of any competitor during that restricted period. Under the agreement, the “restricted period” means the longer of (i) the one-year period following his termination of employment or (ii) in the event he receives payments as a result of his resignation for good reason, termination without cause, or following a change in control, in an amount greater than one year of his then base salary, the period following his termination of employment equal to the total number of months upon which those payments are calculated, up to a maximum period of two years.

Todd Hyatt. Effective November 1, 2013, we entered into an employment agreement with Mr. Hyatt that included the following provisions.

Term. Mr. Hyatt’s agreement is not a contract of employment and does not entitle Mr. Hyatt to employment for any specified period of time and his employment will continue to be considered employment-at-will.

Base salary, bonus and benefits. The agreement provides for a base salary to be reviewed and increased at the discretion of our management. Mr. Hyatt will be eligible to participate in the 2014 fiscal year IHS Annual Incentive

Plan with a target bonus of 75% of his base salary, which bonus payout will be based on actual business results. Mr. Hyatt is also entitled to participate in the employee benefits plans, programs, and arrangements as are customarily accorded to our executives.

Equity Incentives. In accordance with his agreement, Mr. Hyatt is eligible to participate in the IHS Long-Term Incentive Program.

Covenants. Under Mr. Hyatt’s agreement, he has agreed to maintain the confidentiality of our proprietary or confidential information at all times during his employment and thereafter, unless first obtaining our prior written consent, and he has assigned to us all of the intellectual property rights in any work product created or developed by him during the term of his employment.

Daniel Yergin. In July 2010, we entered into a new employment agreement with Daniel Yergin. This new employment agreement replaced Dr. Yergin's prior employment agreement dated September 1, 2004, and was intended to reflect the unique value that Dr. Yergin brings to IHS (see “Compensation Discussion and Analysis” above). The following is a description of the material terms of our agreement with Dr. Yergin.

Term. The effective date of Dr. Yergin's agreement is July 2, 2010. It has an initial term of one year and it renews automatically on each anniversary of that date for an additional one-year period, unless Dr. Yergin's employment is terminated earlier in accordance with his agreement or either party notifies the other party in writing at least 30 days prior to the applicable anniversary of the commencement date.

Base salary, bonus and benefits. The agreement provides for a base salary, to be reviewed and increased by the Human Resources Committee of our Board in its sole discretion (as described under “Compensation Discussion and Analysis” above). Dr. Yergin is eligible for an annual bonus of up to 100 percent of his base salary (at "target" performance) or up to 150 percent for meeting predetermined objectives. Any bonus would be subject to our then-current annual incentive plan. Dr. Yergin is also entitled to participate in the employee benefits plans, programs, and arrangements as are customarily accorded to our executives. Dr. Yergin's agreement was amended on December 3, 2010 and December 28, 2012, to provide that severance becomes payable on termination only when he executes a release of claims in favor of the Company and to make technical changes to assure compliance under Section 409A of the Internal Revenue Code.

Equity Incentives. Under the agreement, Dr. Yergin is eligible to receive annual grants of 20,000 PSUs, up to an aggregate maximum of 100,000 PSUs granted. In addition, Dr. Yergin received a one-time award of 175,000 RSUs as of the effective date of his agreement. Those RSUs vest over a period of eight years.

Covenants. Dr. Yergin has agreed to maintain the confidentiality of our proprietary or confidential information at all times during his employment and thereafter unless first obtaining our prior written consent, and he has assigned to us all of the intellectual property rights in any work product created or developed by him during the term of his employment. He has also agreed not to compete with us during the term of his employment and for a restricted period, as described below, after any termination of employment, subject to specific exclusions and definitions of permissible advisory and academic activities. He has also agreed not to solicit, hire, or cause to be hired any of our employees or employees of any of our subsidiaries for or on behalf of any competitor during that restricted period. Under Dr. Yergin's agreement, the “restricted period” means the two-year period following termination of his employment.

Anurag Gupta. Effective April 2, 2013, we entered into an employment agreement with Mr. Gupta and we amended his agreement on June 1, 2014. The agreement and amendment include the following provisions.

Term. The agreement with Mr. Gupta is not a contract of employment and does not entitle Mr. Gupta to employment for any specified period of time and his employment will continue to be considered employment-at-will.

Base salary, bonus and benefits. The agreement provides for a base salary to be reviewed and increased at the discretion of our management. Mr. Gupta will be eligible to participate in the 2014 fiscal year IHS Annual Incentive Plan with a target bonus of 75% of his base salary (at "target" performance) or up to 150 percent for meeting predetermined objectives, which bonus payout will be based on actual business results and his individual performance. Mr. Gupta is also entitled to participate in the employee benefits plans, programs, and arrangements as are customarily accorded to our executives. Mr. Gupta was also eligible for relocation assistance in fiscal year 2013 under the IHS relocation policy.

Equity Incentives. In accordance with his agreement, Mr. Gupta received one-time awards of 15,000 PSUs (meaning he could receive between 0 and 26,500 shares of IHS stock no later than February 29, 2016, depending on performance results), and 10,000 RSUs that vest over a period of two years. He is also eligible to participate in the IHS Long-Term Incentive Program.

Covenants. Under the agreement, Mr. Gupta has agreed to maintain the confidentiality of our proprietary or confidential information at all times during his employment and thereafter, unless first obtaining our prior written consent, and he has assigned to us all of the intellectual property rights in any innovations created or developed by him during the term of his employment. He has also agreed not to compete with us during his employment and for a period of twelve months after any termination thereof. Mr. Gupta has also agreed not to solicit, hire, or cause to be hired any of our customers, employees, consultants or suppliers in his Employing Business Group for or on behalf of any competitor during such period. Under the agreement, an “Employing Business Group” means the unit(s) of the Company in which he was employed, that he managed and/or to which he provided significant services during the twelve months prior to his termination.

Brian Sweeney. Effective June 1, 2014, we entered into an employment agreement with Mr. Sweeney that included the following provisions.

Term. Mr. Sweeney's agreement is not a contract of employment and does not entitle Mr. Sweeney to employment for any specified period of time and his employment will continue to be considered employment-at-will.

Base salary, bonus and benefits. The agreement provides for a base salary to be reviewed and increased at the discretion of our management. Mr. Sweeney will be eligible to participate in the 2014 fiscal year IHS Annual Incentive Plan with a target bonus of 85% of his base salary, which bonus payout will be based on actual business results. Mr. Sweeney is also entitled to participate in the employee benefits plans, programs, and arrangements as are customarily accorded to our executives.

Equity Incentives. In accordance with his agreement, Mr. Sweeney is eligible to participate in the IHS Long-Term Incentive Program.

Covenants. Under Mr. Sweeney's agreement, he has agreed to maintain the confidentiality of our proprietary or confidential information at all times during his employment and thereafter, unless first obtaining our prior written consent, and he has assigned to us all of the intellectual property rights in any work product created or developed by him during the term of his employment. He has also agreed not to compete with us during his employment and for a period of twelve months after any termination thereof. Mr. Sweeney has also agreed not to solicit, hire or cause to be hired any of our customers, employees, consultants or suppliers for or on behalf of any competitor during such period.

Certain Relationships and Related Transactions

Review and Approval of Related Person Transactions

We follow processes and policies, including our written policy on Related Party Transactions, that are designed to detect and, if appropriate, approve and disclose any transaction that would constitute a “related person transaction” under SEC rules. Such transactions include any transaction in which the amount involved would exceed $120,000 and the parties would include any IHS directors, nominees for director, executive officers, greater than five percent stockholders, or any immediate family members or affiliates of any of them. It could include direct or indirect interests in the transaction or the parties involved.

Our Board of Directors has delegated the responsibility for reviewing related person transactions to the Nominating and Corporate Governance Committee. To support this process, each year we solicit internal disclosure of any transactions between IHS and its directors and officers, their immediate family members, and their affiliated entities, including the nature of each transaction and the amount involved. The Nominating and Corporate Governance Committee annually reviews and evaluates such information for each director as part of its assessment of each director's independence.

In addition, all directors, officers, and employees of IHS are governed by the IHS Business Code of Conduct and our Conflict of Interest Policy that requires directors to inform the Corporate Secretary, and employees to inform the General Counsel or Chief Compliance Officer, of any existing or proposed relationship, financial interest, or business transaction that could be, or might appear to constitute, a conflict of interest.

If the Nominating and Corporate Governance Committee were presented with a proposed related party transaction, it would evaluate the business purpose and the risks involved to ensure that the proposed transaction would be in the best interest of IHS and its stockholders. Factors would include determining whether the transaction would be as favorable to IHS as comparable transactions with non-related parties as well as a requirement that the related party transaction follow the same bidding, review, and approval processes and the same standards that would apply to comparable transactions with unaffiliated entities.

Relationships with Security Holders

As of the Record Date, TBG Limited (“TBG”), a Malta company, was the holder, through indirect ownership of Conscientia Investments Limited (“Conscientia”), of shares with an aggregate voting power of approximately 1.1 percent. We have entered into an agreement with TBG in which each party has agreed to provide certain indemnities to the other. This agreement generally provides that we will indemnify TBG for liabilities relating to our properties and core business, and that TBG will indemnify us for liabilities relating to any properties, businesses, or entities that are now or were historically owned by TBG or its affiliates (other than our properties and core business). We do not face, and have not in the past faced, liabilities with respect to any properties, businesses, or entities that are not part of our core business but are now or were historically owned by TBG or its affiliates and we do not anticipate incurring such liabilities in the future.

Registration Rights Agreement

We are party to an agreement with Conscientia that provides it with certain registration rights. At any time upon its written request, we will be required to use our best efforts to effect, as expeditiously as possible, the registration of all or a portion of its shares of common stock, provided that the aggregate proceeds of the offering is expected to equal or exceed $50 million. The agreement provides for up to four demand registrations. Conscientia exercised a demand registration in each of June 2012 and January 2014. However, we will not be required to effect more than one demand registration within any twelve-month period and we will have the right to preempt any demand registration with a primary registration, in which case Conscientia will have incidental registration rights. It will also have incidental rights to request that its shares be included in any registration of our common stock, other than registrations on Form S-8 or Form S-4, registrations for our own account pursuant to Rule 415, or in compensation or acquisition related registrations. The foregoing summary does not include the full text or all of the terms and conditions contained in the registration rights agreement. A copy of the agreement is available for review as an exhibit to Company filings that you may access on the SEC website,www.sec.gov, or under the Investor Relations section of the IHS website, http://investor.ihs.com.

Stockholder Proposals for the 2016 Annual Meeting

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2016 Annual Meeting of Stockholders, the proponent and the proposal must comply with these instructions and the proxy proposal submission rules of the SEC. One important requirement is that the proposal be received by the Corporate Secretary of IHS no later than October 28, 2015. Proposals we receive after that date will not be included in the Proxy Statement for the 2016 Annual Meeting. We urge stockholders to submit proposals by certified mail, return receipt requested.

A stockholder proposal not included in our proxy statement for the 2016 Annual Meeting will be ineligible for presentation at the 2016 Annual Meeting unless the stockholder gives timely notice of the proposal in writing to the Corporate Secretary of IHS at the principal executive offices of IHS:

IHS Inc.
Attn: Corporate Secretary
15 Inverness Way East
Englewood, Colorado 80112

In order to be timely under our Bylaws, notice of stockholder proposals related to stockholder nominations for the election of directors must be received by the Corporate Secretary of IHS--in the case of an annual meeting of the stockholders, no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. If the next annual meeting is called for a date that is more than 30 days before or more than 70 days after that anniversary date, notice by the stockholder in order to be timely must be received no earlier than the close of business on the 120th day prior to such annual meeting or no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement is first made by IHS of the date of such meeting.

If the number of directors to be elected to the Board at an annual meeting is increased and IHS has not made a public announcement naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year's annual meeting of stockholders, a stockholder's notice will be considered timely (but only with respect to nominees for the additional directorships) if it is delivered to the Corporate Secretary of IHS not later than the close of business on the 10th day following the day on which such public announcement is first made by IHS.

Stockholder nominations for the election of directors at a special meeting of the stockholders must be received by the Corporate Secretary of IHS no earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Board to be elected at such meeting.

A stockholder's notice to the Corporate Secretary must be in proper written form and must set forth information related to the stockholder giving the notice and the beneficial owner (if any) on whose behalf the nomination is made, including:

•	the name and record address of the stockholder and the beneficial owner;

•	the class and number of shares of the Company's capital stock which are owned beneficially and of record by the stockholder and the beneficial owner;

•
a representation that the stockholder is a holder of record of the Company's stock entitled to vote at that meeting and that the stockholder intends to appear in person or by proxy at the meeting to bring the nomination before the meeting; and

•
a representation as to whether the stockholder or the beneficial owner intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Company's outstanding capital stock required to elect the nominee, or otherwise to solicit proxies from stockholders in support of such nomination.

As to each person whom the stockholder proposes to nominate for election as a director, the notice must include:

•
all information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act; and

•	the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Notice procedures for stockholder proposals not related to director nominations, in the case of an annual meeting of stockholders, are the same as the notice requirements for stockholder proposals related to director nominations discussed above insofar as they relate to the timing of receipt of notice by the Secretary.

A stockholder's notice to the Corporate Secretary of IHS must be in proper written form and must set forth, as to each matter the stockholder and the beneficial owner (if any) proposes to bring before the meeting:

•
a description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Company's Bylaws, the language of the proposed amendment), the reasons for conducting the business at the meeting and any material interest in such business of such stockholder and beneficial owner on whose behalf the proposal is made;

•	the name and record address of the stockholder and beneficial owner;

•	the class and number of shares of the Company's capital stock which are owned beneficially and of record by the stockholder and the beneficial owner;

•
 a representation that the stockholder is a holder of record of the Company's stock entitled to vote at the meeting and that the stockholder intends to appear in person or by proxy at the meeting to propose such business; and

•
a representation as to whether the stockholder or the beneficial owner intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Company's outstanding capital stock required to approve or adopt the business proposal, or otherwise to solicit proxies from stockholders in support of such proposal.

You may obtain a copy of the current rules for submitting stockholder proposals from the SEC at:

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, NE
Washington, DC 20549

or through the SEC's website at www.sec.gov.

The IHS 2014 Annual Report on Form 10-K has been mailed with this Proxy Statement.
You may also review that document and all exhibits on our website (http://investor.ihs.com).
We will provide printed copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Send that request in writing to IHS Inc. at 15 Inverness Way East, Englewood, Colorado 80112, Attention: Investor Relations.
The request must include a representation by the stockholder that as of our Record Date, February 13, 2015, the stockholder was entitled to vote at the Annual Meeting.

Other Matters

The Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

Stephen Green
Executive Vice President, Legal and Corporate Secretary

February 25, 2015

IHS INC.
Proxy for Annual Meeting of Stockholders on April 8, 2015
Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Scott Key, Todd Hyatt, and Stephen Green, and each of them, each with the power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of IHS Inc. to be held on April 8, 2015 or at any postponement or adjournment thereof, as follows:
(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF
IHS INC.
April 8, 2015

PROXY VOTING INSTRUCTIONS

TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) in the United States or 1-718-921-8500 from
foreign countries from any touch-tone telephone and follow the	COMPANY NUMBER
instructions. Have your proxy card available when you call and use the
Company Number and Account Number shown on your proxy card.
Vote by phone until 11:59 PM EDT the day before the meeting. MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.	ACCOUNT NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.ihs.com/Investor-Relations/financial-reports.htm.
â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.  â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS; AND
“FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS
SHOWN HERE  x

1. ELECTION OF DIRECTORS				2. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
	FOR	AGAINST	ABSTAIN
Ruann F. Ernst				FOR	AGAINST	ABSTAIN
Christoph von Grolman						
Richard W. Roedel			
3. AN ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

				FOR	AGAINST	ABSTAIN
						

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1; and “FOR” Proposals 2 and 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
				Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Signature of Stockholder			Date
Signature of Stockholder			Date

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.